UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 30, 2009

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 2009 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 25, 2009, at the Harley-Davidson Museum, 400 W. Canal Street, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the 2009 Annual Meeting of Shareholders. During the Annual Meeting there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

James L. Ziemer
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2009

The 2009 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 W. Canal Street, Milwaukee, Wisconsin, on Saturday, April 25, 2009 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To elect as directors to the Board of Directors the four nominees named in the attached proxy statement, each to serve a three-year term that expires at the 2012 annual meeting of shareholders;

2. To approve the Harley-Davidson, Inc. 2009 Incentive Stock Plan;

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2009;

4. To vote on a shareholder proposal, if properly presented before the 2009 Annual Meeting; and

5. To take action upon any other business as may properly come before the 2009 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The Board of Directors has considered the shareholder proposal, which is item 4, and recommends a vote AGAINST it. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2009 Annual Meeting.

The Board of Directors fixed the close of business on March 11, 2009 as the record date for determining shareholders entitled to notice of and to vote at the 2009 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Gail A. Lione
Secretary

Milwaukee, Wisconsin

March 30, 2009

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2009 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 25, 2009

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report on Form 10-K are available at http://www.h-d.com/eproxy.

PROXY STATEMENT

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 30, 2009

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2009 Annual Meeting of Shareholders to be held on April 25, 2009 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 30, 2009.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. “Motor Company” refers to our subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, LLC and Harley-Davidson Motor Company, Inc. They do business as “Harley-Davidson Motor Company.” In addition, “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries; “Buell” refers to Buell Motorcycle Company, LLC and Buell Distribution Company, LLC; and “MV” refers to MV Agusta Motor S.P.A.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will elect directors, approve the Harley-Davidson, Inc. 2009 Incentive Stock Plan, ratify the selection of our independent registered public accounting firm, and vote on a shareholder proposal. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2008 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 233,590,267 shares of our common stock outstanding as of the close of business on March 11, 2009 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	Who Can Attend the Annual Meeting?

A:	All shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 11, 2009 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 233,590,267 shares of our stock outstanding on March 11, 2009 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. Broker nonvotes will not count as votes for or against any proposal.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors, and Proposal 3, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on Proposal 2, approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan, or on the shareholder proposal.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 11, 2009, you can appoint a proxy by telephone by calling toll-free (within the United States or Canada) ((800) 652-VOTE (8683)), by using the Internet at http://www.investorvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Submit My Proxy?

A:

Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on three company proposals:

Proposal 1: Election of Class III Directors

Election of four directors for a term of three years, with the following as the Board of Directors’ nominees:

a.	Martha F. Brooks;

b.	Donald A. James;

c.	James A. Norling; and

d.	James L. Ziemer.

Proposal 2: Approval of Harley-Davidson, Inc. 2009 Incentive Stock Plan

We are seeking shareholder approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan, which the Board of Directors adopted on February 12, 2009 subject to shareholder approval.

Proposal 3: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2009.

You are also voting on a shareholder proposal.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•	for election of the four nominees of the Board of Directors (see Proposal 1);
•	for approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan (see Proposal 2);

•	for ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 3); and
•	against the shareholder proposal (see Proposal 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote to approve the recommendations of the Board of Directors.

Q:	What Vote Is Required to Approve Each Proposal?

A:	The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation. If a quorum is present at the 2009 Annual Meeting, the following matters require an affirmative vote of a majority of the shares voting on the proposal: (1) approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan, (2) ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2009, and (3) approval of the shareholder proposal. In addition, a majority of the outstanding shares must vote on the proposal to approve the Harley-Davidson, Inc. 2009 Incentive Stock Plan.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Computershare Investors Services LLC will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet, telegraph and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We hired D. F. King & Co., Inc. to help solicit proxies and we expect to pay them approximately $6,500 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:

We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in “Section B-Non-Voting Items” of your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company, Buell and MV. The Financial Services segment includes HDFS.

Our organizational structure consists of three Executive Vice Presidents and five Senior Vice Presidents (we have not yet filled one of our Senior Vice President positions) who oversee key functional areas. These vice presidents are members of a group of our leaders known as the Senior Leadership Group. The Senior Leadership Group consists of a broad group of leaders representing key functions and individuals in the Motor Company, Buell, MV, HDFS and Harley-Davidson. This group will meet several times each year to have a dialogue with the Chief Executive Officer and to share business information. While this group is not a decision-making body, it will evaluate and discuss critical, enterprise-wide business challenges throughout the year. The Chief Executive Officer of Harley-Davidson determines membership in the Senior Leadership Group with input from his direct reports.

Certain members of the Senior Leadership Group are also members of our Leadership and Strategy Council. The Leadership and Strategy Council functions similarly to an executive committee and consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company, Buell and HDFS, certain senior officers of the Motor Company (Senior Vice President, Manufacturing; Senior Vice President, Product Development; and Senior Vice President and Chief Marketing Officer) and certain other

Harley-Davidson executives (Executive Vice President and Chief Financial Officer; Executive Vice President, Chief Organizational Transformation Officer; and Executive Vice President, General Counsel and Secretary).

The members of the Leadership and Strategy Council are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Leadership and Strategy Council members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who are our executive officers for SEC purposes?

A:	As of March 11, 2009, our executive officers for SEC purposes were as follows:

Name and Title	Age
Thomas E. Bergmann, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Harley-Davidson and Interim President of HDFS	42
We have employed Mr. Bergmann for approximately three years.

William B. Dannehl, Executive Vice President, Chief Organizational Transformation Officer of Harley-Davidson	50
The Motor Company has employed Mr. Dannehl for approximately 14 years.

Karl M. Eberle, Senior Vice President Manufacturing of the Motor Company	60
The Motor Company has employed Mr. Eberle for approximately 19 years.

Jon R. Flickinger, President and Chief Operating Officer of Buell	50
The Motor Company has employed Mr. Flickinger for approximately 14 years.

Ronald M. Hutchinson, Senior Vice President, Product Development of the Motor Company	62
The Motor Company has employed Mr. Hutchinson for approximately 29 years.

Gail A. Lione, Executive Vice President, General Counsel and Secretary of Harley-Davidson and Chief Compliance Officer of Harley-Davidson	59
We have employed Ms. Lione for approximately 12 years.

James A. McCaslin, President and Chief Operating Officer of the Motor Company	60
The Motor Company has employed Mr. McCaslin for approximately 17 years.

Mark-Hans Richer, Senior Vice President and Chief Marketing Officer of the Motor Company	42
The Motor Company has employed Mr. Richer for approximately two years.

James L. Ziemer, President and Chief Executive Officer of Harley-Davidson	59
Mr. Ziemer’s career at the company or the Motor Company has spanned approximately 40 years.

Except for the following persons, all such executive officers have been employed by us in an executive officer capacity for SEC purposes for more than five years: Thomas E. Bergmann, William B. Dannehl, Karl M. Eberle and Mark-Hans Richer. The following is additional biographical information for at least the last five years relating to these four executive officers:

Mr. Bergmann has served as our Executive Vice President and Chief Financial Officer since November 2007 and as the Interim President of HDFS since January 2009. He joined the company in March 2006 as Vice President and Chief Financial Officer. Prior to joining the company, Mr. Bergmann most recently served as Interim Chief Executive Officer of USF Corporation (“USF”), a $2.5 billion transportation and logistics company, a position he held from November 2004 to June 2005. USF was publicly traded until it was acquired by YRC Worldwide Inc. in May 2005. Prior to that, Mr. Bergmann served as Executive Vice President of USF from August 2004 to November 2004 and Senior Vice President and Chief Financial Officer of USF from February 2004 to August 2004. Prior to joining USF, Mr. Bergmann served as Vice President Finance – Services of Sears, Roebuck and Co., a retailer, from February 2003 to November 2003 and as Vice President and Controller of Sears, Roebuck and Co. from January 2002 to February 2003.

Mr. Dannehl has served as our Executive Vice President, Chief Organizational Transformation Officer since December 2007. From August 2004 through November 2007, Mr. Dannehl served as our Vice President – North American Sales and Dealer Services. From August 2002 through July 2004, Mr. Dannehl served as our Vice President of Strategic Planning and New Business Development.

Mr. Eberle has served as the Senior Vice President, Manufacturing of the Motor Company since November 2007. From 1997 through October 2007, Mr. Eberle served as Vice President and General Manager of the Motor Company’s Kansas City Vehicle and Powertrain Operations.

Mr. Richer has served as the Senior Vice President and Chief Marketing Officer of the Motor Company since November 2007. He served as the Vice President and Chief Marketing Officer of the Motor Company from July 2007 to November 2007. Prior to joining the company, Mr. Richer served as the Director of Marketing at General Motors Corp., an automobile manufacturer, from March 1998 though July 2007.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. In 2004, the Board of Directors appointed Gail A. Lione, our Executive Vice President, General Counsel and Secretary, as our Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, senior management gives quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees and senior management on corporate governance issues including insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a corporate compliance department reporting to Ms. Lione staffed with a chief compliance counsel and employees who also manage environmental matters and records management. Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:

Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure

Committee or a subset of the Disclosure Committee comprised of the Executive Vice President, Chief Financial Officer and Chief Accounting Officer and the Executive Vice President, General Counsel and Secretary: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K, Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:	Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:	Yes. The Leadership and Strategy Council adopted the Policy for Managing Disclosure of Material Information in November 2001 and it was amended in January 2008. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:	Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our By-Laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992. Our Code of Business Conduct applies to all of our employees, including all executives, and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eight languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling toll-free telephone numbers or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.”

Managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Barry K. Allen, the Presiding Director (the director who presides at executive sessions of the Board), or with any director may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2010 annual meeting of shareholders, we must receive the recommendation on or before November 30, 2009.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. We have divided the Board into three classes. Each year, the shareholders elect one class of directors for a term of three years. In February 2009, the Board amended the By-Laws to provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

The Board currently consists of twelve members: four with terms that expire at the Annual Meeting (Class III Directors), four with terms that expire at the 2010 annual meeting of shareholders (Class I Directors) and four with terms that expire at the 2011 annual meeting of shareholders (Class II Directors). On July 29, 2008, the Board voted to increase its size from eleven persons to twelve persons and to elect N. Thomas Linebarger, upon the recommendation of the Nominating and Corporate Governance Committee, as a new Class I director to fill the vacancy created by this increase.

Of the four director nominees that the Board of Directors has nominated, whom we identify below, three are currently Class III Directors. After 13 years of service on the Board, Jeffrey L. Bleustein will not stand for re-election when his current term expires at the Annual Meeting. The Nominating and Corporate Governance Committee has recommended, and the Board has approved, nominating Martha F. Brooks to stand for election as a Class III Director to fill the seat that Mr. Bleustein held. All four nominees have advised us that they will serve if elected. If shareholders elect them at the Annual Meeting, then they will each serve until the 2012 annual meeting of shareholders. The four Class I Directors and four Class II Directors will continue to serve as members of the Board for terms as set forth below. In connection with his impending retirement as our Chief Executive Officer and President, and as required by our policy, Mr. Ziemer will submit a letter of resignation to our Board of Directors upon his retirement. Accordingly, Mr. Ziemer’s continued service as a director following his retirement is uncertain and will depend upon the determination of our Board of Directors.

The four nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. However, as noted above, any nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. Any shares not voted, whether due to abstentions or broker nonvotes, if any, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each director and Board of Directors’ nominee:

•	name
•	age as of March 11, 2009
•	principal occupations for at least the past five years
•	the names of any other public companies where the nominee or director currently serves as a director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING

FOUR NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors for Class III Directors—Terms Expiring at 2012 Annual Meeting of Shareholders

MARTHA F. BROOKS, 49, has not previously served as a director of the company.

Ms. Brooks has served as President and Chief Operating Officer of Novelis Inc., an aluminum rolling and recycling company, since 2007. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan, Inc. completed a spinoff of Novelis. Ms. Brooks served as President of the Americas and Asia rolled products business of Alcan, Senior Vice President of Alcan and President of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was Vice President of Cummins Inc. from May 1996 to June 2002. Ms. Brooks is also a director of International Paper Company.

DONALD A. JAMES, 65, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002.

JAMES A. NORLING, 67, has been a director since 1993.

Mr. Norling has served as Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since August 2002. Mr. Norling also served as interim President and Chief Executive Officer of that company from April 2002 to July 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from January 1997 to December 1998.

JAMES L. ZIEMER, 59, has been a director since 2004.

Mr. Ziemer is our Chief Executive Officer and President, a position he has held since April 30, 2005. Mr. Ziemer has announced his intention to retire from this position in 2009, and the Board is conducting a search for a successor. Mr. Ziemer previously served as our Vice President and Chief Financial Officer from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. until March 2006. His career at the company or the Motor Company has spanned approximately 40 years. He is also a director of Textron, Inc.

Class I Directors—Terms Expiring at 2010 Annual Meeting of Shareholders

BARRY K. ALLEN, 60, has been a director since 1992.

Mr. Allen is currently a Senior Advisor to Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since September 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in August 2000. From March 2004 to June 2007 Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from August 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc.

RICHARD I. BEATTIE, 69, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since May 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Heidrick & Struggles International, Inc.

JUDSON C. GREEN, 56, has been a director since 2004.

Mr. Green has been the President and Chief Executive Officer of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000. Prior to joining NAVTEQ, Mr. Green was the Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from December 1998 until April 2000, and President of Walt Disney Attractions from August 1991 through December 1998. Mr. Green is also a director of DreamWorks Animation SKG, Inc.

N. THOMAS LINEBARGER, 46, has been a director since July 2008.

Mr. Linebarger is President and Chief Operating Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products. Mr. Linebarger had served as Executive Vice President of Cummins and President of Cummins Power Generation since 2005. Mr. Linebarger served as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger is also a director of Pactiv Corporation.

Nominees of the Board of Directors for Class II Directors—Terms Expiring at 2011 Annual Meeting of Shareholders

GEORGE H. CONRADES, 70, has been a director since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from April 1999 to April 2005. Since August 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Oracle Corporation.

SARA L. LEVINSON, 58, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet based consumer relationship company, a position she held from October 2002 through February 2008. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from October 2002 to June 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Macy’s, Inc.

GEORGE L. MILES, JR., 67, has been a director since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of American International Group, Inc., Equitable Resources, Inc., WESCO International, Inc. and HFF, Inc.

JOCHEN ZEITZ, 45, has been a director of the company since 2007.

Since 1993, Mr. Zeitz has served as Chairman and Chief Executive Officer of Puma AG, which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories. From 1993-2005, Mr. Zeitz also served as Puma AG’s Chief Financial Officer. Mr. Zeitz worked for Colgate-Palmolive in New York and Hamburg prior to joining Puma AG in 1990.

PROPOSAL 2

APPROVAL OF HARLEY-DAVIDSON, INC. 2009 INCENTIVE STOCK PLAN

The Board of Directors unanimously recommends a vote “FOR” the proposal below

We are seeking shareholder approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”). The Board adopted the 2009 Plan on February 12, 2009, subject to shareholder approval. The following summary description of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan, which is attached to this Proxy Statement as Appendix A. Shareholders have previously approved similar stock incentive plans in 1999 and 2004.

Summary of Proposal. Two critical objectives of our compensation strategy are to reward employees for shareholder value creation and to align the interests of shareholders and employees. Stock-based incentive awards are a key component of our efforts to achieve these two objectives. In addition, stock-based incentives provide a valuable tool to attract and retain outstanding employees.

We have used the current Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “2004 Plan”) to provide equity incentive awards to employees over the last five years after shareholders approved it in 2004. Prior to providing awards under the 2004 Plan, we provided equity incentive awards under the Harley-Davidson, Inc. 1995 Stock Option Plan for nine years. Beginning in 2009, to provide competitive incentive awards to employees, a new share authorization is necessary. All awards granted under either the 1995 Plan or the 2004 Plan that are still outstanding upon the approval of the 2009 Plan will remain outstanding and will continue to be subject to all of the terms and conditions of the applicable plan.

While we believe our current compensation program provides competitive opportunities and a valuable way to align the interests of employees and shareholders, we also recognize that the external environment for compensation continues to change. Thus, we will continue to evaluate our compensation strategy and programs to ensure they continue to provide a competitive opportunity and to align the interests of shareholders and employees. The 2009 Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance-based equity awards, shares of our common stock, restricted stock, or other equity vehicles (each of which we refer to as an “Award”), while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies.

Administration. The 2009 Plan will be administered by (1) the Human Resources Committee of the Board; (2) a successor committee to the Human Resources Committee with the same or similar authority; (3) to the extent permitted by law, such other committee as the Board or the Committee may designate; or (4) to the extent permitted by law, the Chief Executive Officer of the company (we refer to these potential administrators as the “Committee”).

The Committee has full authority to interpret and administer the 2009 Plan to carry out the provisions and purposes of the 2009 Plan. The Committee has the authority to determine those persons eligible to receive Awards and to establish the terms and conditions of any Awards.

Eligibility. Awards may be made to any officer or other employee of the company or any of its affiliates or any individual that the company or any of its affiliates has engaged to become an officer or other employee. As of February 12, 2009, there were approximately 660 employees of the company and its affiliates eligible to participate in the 2009 Plan. The number of eligible officers and employees may increase over time based upon future growth of the company. The selection of the participants will be based upon the Committee’s opinion that the participant is in a position to contribute materially to the company’s continued growth and development and to its long-term financial success.

Types of Awards. The 2009 Plan provides for grants of stock options, stock appreciation rights, performance awards, shares of our common stock, restricted stock, restricted stock units, STIP shares (as defined below) and dividend equivalent units, whether granted singly or in combination, pursuant to which shares of our common stock, cash or other property may be delivered to the Award recipient.

Options. An option is the right to purchase shares of our common stock at a specified exercise price for a specified period of time. The per share exercise price will be determined by the Committee, provided that the exercise price is not less than the fair market value of the underlying shares of common stock on the date of grant. The Committee determines the date after which options may be exercised in whole or in part and the date on which each option expires, which, in most cases, cannot be more than ten years from the date of grant. The stock option exercise price is payable in full upon exercise in cash or its equivalent, by tendering shares of previously acquired shares of our common stock having a fair market value at the time of exercise equal to the exercise price, or by a combination of the two.

Stock Appreciation Rights. A stock appreciation right is a contractual right granted to the participant to receive, either in cash or shares of our common stock, an amount equal to the appreciation of one share of our common stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards or in tandem with other types of Awards. Unless otherwise determined by the Committee, if a stock appreciation right is granted in relation to an option, the terms and conditions applicable to the stock appreciation right will be identical to the terms and conditions applicable to the option. A stock appreciation right granted in relation to an option may only be exercised upon surrender of the right to exercise such option for an equivalent number of shares. Likewise, an option granted in relation to a stock appreciation right may only be exercised upon surrender of the right to exercise such stock appreciation right for an equivalent number of shares.

Performance Shares. A performance share is a right to receive shares of our common stock to the extent that performance goals set by the Committee are met during a specified performance period.

Performance Units. A performance unit is a right to receive a payment valued in relation to a unit that is equal in value to the fair market value of one or more shares of our common stock, to the extent that performance goals set by the Committee are met during a specified performance period.

Restricted Stock. A restricted stock award is an award typically for a fixed number of shares of our common stock that is subject to a risk of forfeiture and/or restrictions on transfer. The Committee will specify the terms for the risk of forfeiture and restrictions on transfer, including the completion of a period of service and/or the achievement of specified performance objectives. In general, if a restricted stock award requires the achievement of specified performance objectives, then the period to which those objectives relate must be at least one year in length. If the award does not require the achievement of specified performance objectives, then the award must have a restriction period of at least a year.

Restricted Stock Units. A restricted stock unit is a right to receive cash and/or shares of our common stock with a fair market value that is valued in relation to a unit that has a value equal to the fair market value of a share of our common stock. A restricted stock unit is subject to vesting restrictions. The Committee will specify the conditions on vesting, including the passage of time or specified performance objectives, or both. In general, if an award of restricted stock units requires the achievement of specified performance objectives, then the period to which those objectives relate must be at least one year in length. If the award does not require the achievement of specified performance objectives, then the award must have a restriction period of at least a year.

Shares of Common Stock. An award of shares of our common stock is an award of shares that are not subject to a risk of forfeiture or other restrictions.

STIP Shares. STIP shares are shares of our common stock delivered in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Short Term Incentive Plan or other incentive plans of the company or its affiliates as designated by the Committee.

Dividend Equivalent Units. A dividend equivalent unit represents a right to receive an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of our common stock if such shares were owned by the Award recipient. Dividend equivalent units may not be granted in tandem with Awards of options or stock appreciation rights.

Notwithstanding any provision in the 2009 Plan requiring a minimum vesting and/or performance period for an Award, the Committee, at the time the Award is granted or any later date, may subject an Award to a shorter vesting and/or performance period to take into account a participant’s hire or promotion, or may accelerate the vesting or deem an Award to be earned in the event of a participant’s death, disability or retirement.

Shares Subject to the Plan; Other Limitations of Awards. The total number of shares of our common stock available for grants of Awards under the 2009 Plan is 12,000,000, plus any shares of our common stock available under the 2004 Plan at the date of the Annual Meeting, which we estimate to be approximately another 2,600,000 shares, and shares subject to awards under the 1995 Plan or 2004 Plan that would again become available for new grants under the terms of such plan if such plan were still in effect. The aggregate number of shares of our common stock available for future Awards will be depleted by the maximum number of shares, if any, with respect to which an Award may be payable as determined at the time of grant. However, the aggregate number of shares of our common stock available for grants of Awards will be depleted by two shares of our common stock for each share issued individually or in connection with restricted stock, restricted stock units, performance shares, performance units, STIP shares, and any other similar Award under which the value of the Award is measured as the full value of a share of our common stock.

To the extent that any shares of our common stock subject to an Award are not issued because the Award expires without having been exercised, is cancelled, terminated, forfeited or is settled without the issuance of our common stock (including, but not limited to, shares tendered to exercise outstanding options, shares tendered or withheld for taxes on Awards or shares issued in connection with a restricted stock or restricted unit award that are subsequently forfeited), such shares will be available again for grants of Awards under the 2009 Plan.

No participant may receive in a calendar year:

(1)	options for and/or stock appreciation rights with respect to more than 800,000 shares of our common stock (which amount will be reduced, in the initial calendar year in which the 2009 Plan is effective, by the number of options granted to the participant under the 2004 Plan in such year, if any);

(2)	shares of our common stock, restricted stock and/or restricted stock units relating to more than 400,000 shares of our common stock; or

(3)	performance shares and/or performance units relating to more than 400,000 shares of our common stock.

Awards may not be granted under the 2009 Plan after April 25, 2019.

Transferability Restrictions. Except as otherwise permitted by the Committee, participants generally may not transfer 2009 Plan Awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge, other than by will or the laws of descent and distribution.

Termination of Employment. In the event of a participant’s termination of employment for reason other than retirement, disability or death, the portion of any outstanding option that is not vested will terminate on the date the participant’s employment terminated and the participant will have until the earlier of the option’s termination date or 90 days from the date of his or her termination of employment to exercise the vested but un-exercised portion of the option. In the event of a participant’s retirement or disability, any outstanding option will in general be exercisable by the participant until the earliest of the option’s termination date, the death of the participant (or a later date up to one year after the death of the participant as the Committee may provide), the third anniversary of the date of the participant’s termination of employment (in the event of retirement) or the first anniversary of the date of the participant’s termination of employment (in the event of disability). In the event of a participant’s death any outstanding option may generally be exercisable by his or her beneficiary at any time prior to the earlier of the option’s termination date or the first anniversary of the date of the participant’s death.

The Committee will determine, in its sole discretion, whether all or a portion of the performance goals subject to a performance share or performance unit award are deemed to be achieved upon a participant’s retirement, death or disability, or whether all or any portion of the restrictions imposed on a restricted stock or restricted stock unit award will be accelerated upon a participant’s retirement, death or disability.

Adjustment in Capitalization. If an “adjustment event” occurs, the Committee, in its sole discretion and to the extent it does not violate Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), shall adjust appropriately:

(1)	the number and the type of shares of our stock available for Awards;

(2)	the number and the type of shares of our stock subject to or underlying outstanding Awards;

(3)	the grant, purchase or exercise price of Awards; and

(4)	the performance goals with respect to Awards (to the extent such discretion will not cause an Award to lose its status as performance-based compensation under Section 162(m) of the Code).

For purposes of the 2009 Plan, an “adjustment event” means (i) the company is involved in a merger or other transaction in which shares of our stock are changed or exchanged, (ii) the company subdivides or combines shares of our stock or declares a dividend payable in shares of our common stock, other securities, or other property, (iii) the company effects a cash dividend exceeding 15% of the trading price of the shares of our common stock at the time the dividend is declared or any other dividend or distribution on the shares in the form of cash, or a repurchase of shares, that the Board determines by resolution is special or extraordinary in nature or this is in connection with a transaction that the company characterizes publicly as a recapitalization or reorganization involving shares of our common stock; or (iv) any other event occurs which, in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2009 Plan.

Change of Control. Unless the Committee provides for a different result, in the event of a change of control of the company, the following provisions apply:

(1)	each holder of an option or stock appreciation right will have the right at any time to exercise the option or stock appreciation right in full whether or not the option or stock appreciation right was exercisable before the change of control event;

(2)	restricted stock and restricted stock units that are not subject to performance goals and are not vested will vest, and any period of forfeiture or restrictions to which restricted stock and restricted stock units are subject will lapse upon the date of the change of control;

(3)	each holder of a performance share and/or a performance unit (and/or any restricted stock and restricted stock units that are subject to performance goals) for which the performance period has not expired will become vested in an amount equal to the product of the value of the performance share and/or performance unit and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the change of control and the denominator of which is the number of whole months in the performance period; and

(4)	all dividend equivalent units that were awarded in connection with another Award will vest.

For purposes of the 2009 Plan, a “change of control” includes any of the following events:

(1)	continuing directors (any person who was either a director on April 25, 2009 or was a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the continuing directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest)) no longer constitute at least two-thirds of the directors serving on the Board;

(2)	any person or group, together with its affiliates, becomes a beneficial owner of 20% or more of our outstanding common stock or 20% or more of the voting power of our outstanding common stock;

(3)	the consummation of a merger or consolidation of the company with another corporation, the sale of substantially all of the company’s assets or the liquidation or dissolution of the company, unless in the case of a merger or consolidation, the continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger; or

(4)	at least two-thirds of the continuing directors determine that a proposed action, if taken, would constitute a change of control of the company and such action is taken.

Termination of or Changes to the 2009 Plan. The Board or Committee may amend, alter, suspend, discontinue or terminate the 2009 Plan at any time, subject to the following limitations:

(1)	the Board must approve any amendment of the 2009 Plan to the extent the company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(2)	shareholders must approve any amendment of the 2009 Plan to the extent the company determines such approval is required by: (A) Section 16 of the Securities Exchange Act of 1934, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which our stock is then traded or (D) any other applicable law; and

(3)	shareholders must approve any of the following amendments: (A) an amendment to materially increase the number of shares reserved under the 2009 Plan or the number of shares to which participants are limited as noted above (except as provided under the “adjustment event” provisions noted above); or (B) an amendment to the provisions in the 2009 Plan prohibiting repricing.

New Plan Benefits; Stock Price. The company cannot currently determine the Awards that may be granted under the 2009 Plan. The Committee will make such determinations from time to time. Directors and other persons who are not employees of the company and who are not engaged to become employees of the company are not eligible to receive options under the 2009 Plan, the 2004 Plan or the 1995 Plan. The closing price of our common stock on the New York Stock Exchange was $10.10 per share on March 11, 2009.

Certain U.S. Federal Tax Implications.

Options. The grant of a stock option will create no income tax consequences to the company or the participant. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our common stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of our common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of our common stock acquired pursuant to the exercise of an incentive stock option and the company will not be allowed a deduction. If the participant fails to hold the shares of our common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the company or the participant. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Shares. The grant of performance shares will create no income tax consequences for the company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described below. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Restricted Stock. Generally, a participant will not recognize income and the company will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the company would then be required to include as ordinary income the amount of any deduction the company originally claimed with respect to such shares.

Dividend Equivalent Units. The grant of dividend equivalent units will create no income tax consequences to the company or the participant at the time the dividend equivalent is credited to the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If dividend equivalent units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Withholding. The company is entitled to withhold the amount of any tax attributable to any amount payable or shares of our common stock deliverable under the 2009 Plan, and the company may defer making payment or delivery if any such tax may be pending, unless the company is indemnified to its satisfaction. If shares of our common stock are deliverable on exercise or payment of an award, then the Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (i) have the company withhold shares otherwise issuable under the award, (ii) tender back shares received in connection with such award, or (iii) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

No Guarantee of Tax Treatment. Notwithstanding any provision of the 2009 Plan, the company does not guarantee that (i) any award intended to be exempt from the Internal Revenue Code Section 409A is so exempt, (ii) any award intended to comply with Internal Revenue Code Section 409A or Section 422 does so comply, or (iii) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the company or any of its affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Equity Compensation Plan Information. The following table provides information about the company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2008:

Plan category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders:
Management employees	5,487,107	$48.88	7,696,144
Equity compensation plans not approved by shareholders*:
Union employees:
Kansas City, MO	—	—	26,718
York, PA	42,745	$38.88	55,150
Non-employees:
Board of Directors	22,300	$44.64	53,127

Total	65,045	$40.86	134,995

Total all plans	5,552,152	$48.78	7,831,139

*	Equity compensation plans not approved by shareholders were adopted prior to current regulations requiring such approval and have not been materially altered since the effectiveness of the new regulations.

Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the 2009 Annual Meeting is required for approval of the 2009 Plan, provided that shareholders holding a majority of the outstanding shares of our common stock cast votes on the proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote, provided that shareholders holding a majority of the outstanding shares of common stock cast votes on the proposal. Proxies solicited by the Board will be voted “FOR” approval of the 2009 Plan unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE HARLEY-DAVIDSON, INC. 2009 INCENTIVE STOCK PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, a majority of all shares voting on the proposal must vote to approve it. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

We entered into an engagement letter with Ernst & Young LLP for its work in 2008. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2009 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2008, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee pre-approved all fees that we paid to Ernst & Young LLP for the last two fiscal years. The fees we paid to Ernst & Young LLP are listed in the following table.

	2008	2007
Audit fees	$2,481,648	$2,242,100
Audit-related fees	247,000	360,300
Tax fees	774,698	171,400
All other fees	—	—

	$3,503,346	$2,773,800

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting, including the acquisition of MV.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals” on page 83). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Brooks, Ms. Levinson and Messrs. Allen, Beattie, Bleustein, Conrades, Green, Linebarger, Miles, Jr., Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Ziemer are not independent. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee, after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has received, or has an immediate family member who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member for service in a non-executive position).

•

(1) The director has an immediate family member who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

•

The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•

An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Executive Chairman. We discuss the Akamai relationship in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our categorical standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

Accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	Is an affiliated person of Harley-Davidson or any of its subsidiaries

•	Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2008, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, N. Thomas Linebarger (as of September 16, 2008), George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2008: 9

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of our financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval of the Financial Code of Ethics;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of our financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	our compliance with legal and regulatory requirements.

In December 2008, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2008, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The

Board has also determined that Messrs. Green, Linebarger and Miles are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2008.

Human Resources Committee

Members:	During 2008, the members of the Human Resources Committee were directors Barry K. Allen, George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz.

Number of Meetings in 2008: 8

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the annual performance of our Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about the total compensation of our Chief Executive Officer (CEO);

•

review overall compensation policies and plans for executive officers and other employees; produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate management performance overall and provide recommendations regarding management successors;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any executive officer other than our CEO; and

•	review the disclosure of any waivers of the conflicts or other Code of Business Conduct violations for our executive officers other than our CEO.

In December 2008, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Human Resources Committee Charter in December 2008, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The CEO has the ultimate responsibility for determining salary levels of the vice presidents, including executive vice presidents and senior vice presidents. Certain vice presidents recommend to our CEO salary levels for those vice presidents that report to them, and the CEO approves them before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. The Human Resources Committee has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, for example deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating and Corporate Governance Committee (the “Nominating Committee”). Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In 2008, the Human Resources Committee continued to retain the services of Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its outside executive compensation advisor. The representatives of Semler Brossy report to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Semler Brossy’s services regarding executive compensation, its performance and fees related to work Semler Brossy performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Semler Brossy’s services at any time. Semler Brossy’s primary responsibilities to the Human Resources Committee included providing:

•	Independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	A review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	Benchmark data on executive compensation.

Presently, Semler Brossy does no work for us beyond its engagement by the Human Resources Committee.

Under the Employee Short-Term Incentive Plan (“Employee Plan”), which shareholders approved at the 2005 annual meeting, the Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, Buell, MV, HDFS, HDDS and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon the achievement of pre-established financial goals or other performance objectives during the course of our fiscal year. Prior to the beginning of each year, the Human Resources Committee reviews target STIP opportunities for our vice presidents and reviews and approves target STIP opportunities for all Corporate STIP participants. The Human Resources Committee also reviews and approves STIP performance measures and goals. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP. Under the Employee Plan, the Human Resources Committee can (but need not) approve

STIP performance measures and goals so that failure to achieve goals under one measure (such as quality) may have the effect of reducing the overall amounts that we would pay as a result of performance, but does not necessarily affect the ability to achieve goals under another measure (such as earnings).

The Human Resources Committee also determines whether supplemental incentive plans are necessary or appropriate. If the Human Resources Committee determines that a supplemental incentive plan is necessary or appropriate, then the Human Resources Committee approves the performance measures, the goals and the participants for the supplemental incentive plan. In April 2008, as a result of negative U.S. retail sales trends and uncertainty about the future of the economy, we announced a reduction in our shipment plan for certain 2008 and 2009 model year products. This reduction in shipments created the need for us to reduce our workforce. In September 2008, the Human Resources Committee approved a separate Supplemental STIP as a result of the impact upon the original 2008 STIP arising from the reduction in shipments. The Human Resources Committee based the Supplemental STIP on an EBIT goal for the Motor Company that was different from the EBIT goal that applied to the STIPs for 2008, reflecting the direct impact of the change in the volume of shipments. The Supplemental STIP did not apply to any of our executive officers that we name in the Summary Compensation Table that appears below (“NEOs”) or any member of the Leadership and Strategy Council. Therefore, STIP payments paid to any NEO or other member of the Leadership and Strategy Council were based solely upon full year 2008 performance under the original STIP that applied to each such member as approved by the Human Resources Committee in December 2007.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee recommends a long-term incentive for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of not more than 50,000 shares of our common stock in the aggregate annually and not more than 20,000 shares of common stock to an employee and/or a person engaged to become an employee, but may not grant equity awards to members of the Leadership and Strategy Council.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for executives that we describe beginning on page 57.

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2008, the members of the Nominating Committee were directors Barry K. Allen (Chairperson), Richard I. Beattie, Jeffrey L. Bleustein (as of April 29, 2008), George H. Conrades, Judson C. Green, Sara L. Levinson, N. Thomas Linebarger (as of September 16, 2008), George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2008: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation as recommended by the Human Resources Committee;

•	review and approve our Code of Business Conduct;

•	establish a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•	exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend those plans to shareholders; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.

In December 2008, the Nominating Committee reviewed the Nominating Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Nominating Committee Charter in December 2008, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•

In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2010 annual meeting of shareholders, we must receive the recommendation on or before November 30, 2009.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2010 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2010 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2010 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 30, 2009, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2010 annual meeting of shareholders no later than January 29, 2010. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in December 2006 to formally establish compensation for the Chairman of the Board and to provide for directors’ use of motorcycles where doing so may further a company business objective.

The following chart summarizes director class and committee memberships as of the date of this proxy statement:

DIRECTORS	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE	CLASS
Barry K. Allen	X Chairman		X	I
Richard I. Beattie	X	X		I
Jeffrey L. Bleustein	X			III
George H. Conrades	X		X Chairman	II
Judson C. Green	X	X		I
Donald A. James				III
Sara L. Levinson	X		X	II
N. Thomas Linebarger	X	X		I
George L. Miles, Jr.	X	X		II
James A. Norling	X	X Chairman		III
Jochen Zeitz	X		X	II
James L. Ziemer				III

Board Meetings, Attendance, Executive Sessions and Presiding Director

In 2008, there were seven regularly scheduled meetings of the Board, three of which were telephonic meetings. With the exception of Messrs. Beattie, Green, Linebarger and Zeitz, all current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2008. Mr. Beattie missed three Board or committee meetings due to illness, and Mr. Green missed five Board or committee meetings due to illness. Mr. Linebarger missed only one meeting of each committee on which he serves and no Board meetings, but the small number of meetings he had the opportunity to attend after his election to the Board on July 29, 2008 skews the percentage calculation. Mr. Zeitz lives in Europe and, as a result, has had some difficulty attending all Board and committee meetings. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meetings), without management present, and plans to continue that practice going forward. On April 26, 2008, non-management members of the Board re-appointed Mr. Allen as presiding director for these executive sessions.

Shareholder Communication with the Board and Annual Meeting Attendance

Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to our presiding director, Barry K. Allen, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. The Corporate Governance page of our website lists all current members of the Board. Shareholders and other parties interested in communicating with directors may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the annual meeting of shareholders. All of our directors attended our 2008 annual meeting of shareholders and were available to answer any shareholder questions. Mr. Linebarger was not in attendance because he was not elected a director until July 2008.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Executive Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Executive Vice President and General Counsel. If the Executive Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises and is reported for any of our other employees. Our Executive Vice President and General Counsel determines whether an actual conflict exists and what, if any, steps need to be taken.

Certain Transactions

Mr. Conrades, a director, is the Executive Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 30.

Mr. Linebarger, a director, is the President and Chief Operating Officer of Cummins, Inc. We have continued a commercial relationship with Cummins that existed before Mr. Linebarger joined the Board of Directors under which we have purchased exhaust parts and components from Cummins Filtration, a subsidiary of Cummins. The relationship does not prevent Mr. Linebarger from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board. In addition, the prices we pay to Cummins were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 30.

Mr. James, a director, is Chairman, Chief Executive Officer and a majority owner of Deeley Imports, the exclusive distributor of our motorcycles in Canada. In 2008, we recorded revenue and financial services income from Deeley Imports of $231.9 million and had an accounts receivable balance due from Deeley Imports of $31.8 million as of December 31, 2008. We anticipate that we will do a similar amount of business with Deeley Imports in 2009. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. That law firm has performed legal services for the company for many years predating Ms. Lione’s employment at the company and her spouse’s election to partnership in 2000. In 2008, the company paid Foley & Lardner LLP approximately $1.9 million for legal services, which is approximately the same as the fees paid in 2007. The legal services that Foley & Lardner LLP provides are in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the company’s Conflict of Interest Process for Directors and Executive Officers. The Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with the company, the company does not use the law firm for any patent or patent related legal work, and these relationships have been voluntarily disclosed in the company’s proxy statements since 2001.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 11, 2009 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	41,141	(4)	*	4,100
Richard I. Beattie	26,389		*	4,100
Thomas E. Bergmann	130,394		*	49,688
Jeffrey L. Bleustein	639,577	(5)	*	0
George H. Conrades	70,129		*	1,800
Judson C. Green	12,644	(6)	*	0
Ronald M. Hutchinson	151,106		*	86,117
Donald A. James	418,297	(7)	*	4,100
N. Thomas Linebarger	1,663		*	0
Gail A. Lione	261,423		*	159,601
Sara L. Levinson	20,286		*	4,100
James A. McCaslin	389,441	(8)	*	142,747
George L. Miles, Jr.	8,152		*	0
James A. Norling	21,808	(9)	*	4,100
Jochen Zeitz	3,807		*	0
James L. Ziemer	804,819	(10)	*	423,141
All Directors and Executive Officers as a Group (20 Individuals)	3,422,730		1.47%	1,141,763
Capital Research Global Investors	17,849,400	(11)	7.64%	0
Davis Selected Advisers, L.P.	23,545,308	(12)	10.08%	0
Morgan Stanley	27,623,094	(13)	11.83%
* The amount shown is less than 1% of the outstanding shares of our common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 11, 2009 and shares of common stock held in our 401(k) Plan, our Dividend Reinvestment Plan and our Employee Stock Purchase Plan, as of March 11, 2009. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2004 Incentive Stock Plan, which are subject to forfeiture until completion of, generally, a four year vesting period. Generally, fifty percent of the shares of restricted stock granted annually may vest after two years based on our performance. For the executive officers, the number of shares of unvested restricted stock is set forth in the table below entitled “Outstanding Equity Awards at December 31, 2008.”

(3) Includes only stock options exercisable within 60 days of March 11, 2009.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) As of March 11, 2009, the Jeffrey L. & Brenda Bleustein Living Trust held 632,448 shares for the primary benefit of Mr. Bleustein and Brenda Bleustein, his spouse. Both share voting and investment power over the shares held in the trust.

(6) The Green Family Trust held 4,912 shares of common stock for the primary benefit of Mr. Green and Joyce Green, his spouse. Both share voting and investment power over the shares held in the trust.

(7) Deeley Imports held 393,675 shares of common stock. Mr. James has sole voting power and shared investment power over the shares.

(8) KassJim Investments Limited Partnership owns 102,000 shares of common stock. Mr. McCaslin is a general partner of the partnership and has shared voting and investment power over these shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting and investment power over the shares.

(10) The Ziemer Family Foundation held 4,500 shares of common stock. Mr. Ziemer has shared voting and investment power over these shares. The Ziemer Family Limited Partnership held 21,800 shares of common stock. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and investment power over the shares. The Ziemer Family Limited Partnership, #2 held 36,600 shares of common stock. Mr. Ziemer is a general partner of the partnership and has shared voting and investment power over these shares. Mr. Ziemer’s grandchildren hold 4,689 shares of common stock, and Mr. Ziemer acts as custodian over these 4,689 shares.

(11) We derived the information from a Schedule 13G/A that Capital Research Global Investors, a division of Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 13, 2009. As of December 31, 2008, Capital Research Global Investors was deemed to be the beneficial owner of 17,849,400 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As of December 31, 2008, Capital Research Global Investors had sole voting power over 7,214,900 shares, shared voting power over zero shares, sole investment power over 17,849,400 shares and shared investment power over zero shares. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.

(12) We derived the information from a Schedule 13G/A that Davis Selected Advisers, L.P., an investment adviser, filed with the company and the SEC on February 13, 2009. As of December 31, 2008, Davis Selected Advisers had sole voting power over 21,973,456 shares, shared voting power over zero shares, sole investment power over 23,545,308 shares and shared investment power over zero shares. Davis Selected Advisers is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.

(13) We derived the information from a joint Schedule 13G/A that Morgan Stanley, a parent holding company and Morgan Stanley Investment Management Limited, an investment adviser, filed with the company and the SEC on March 10, 2009. As of February 28, 2008, Morgan Stanley had sole voting power over 23,570,446 shares, shared voting power over zero shares, sole investment power over 27,623,094 shares and shared investment power over zero shares and Morgan Stanley Investment Management Limited had sole voting power over 16,710,571 shares, shared voting power over zero shares, sole investment power over 20,006,011 shares and shared investment power over zero shares. Morgan Stanley is located at 1585 Broadway, New York, NY 10036-2949. Morgan Stanley Investment Management Limited is located at 25 Cabot Square, Canary Wharf, London E14 4QA, England. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Limited, an investment adviser. Morgan Stanley Investment Management Limited is a wholly-owned subsidiary of Morgan Stanley.

Stock Ownership Guidelines

In August 2002, the Board of Directors approved Stock Ownership Guidelines which were revised in February 2008. The Stock Ownership Guidelines state that all directors must hold 5,000 shares of our common stock and that members of the Senior Leadership Group must hold at least 2,500 to 30,000 shares of our common stock (not including grants of stock options). Each director has five years from the date of election as a director to accumulate the appropriate number of shares. Senior Leadership Group members have five years to meet the Stock Ownership Guidelines from (i) the date appointed to the Senior Leadership Group; or (ii) the date promoted to a higher career band. We describe the Stock Ownership Guidelines more fully beginning on page 57.

As of March 11, 2009, approximately 100% of the Senior Leadership Group (including the NEOs and the Leadership and Strategy Council) have met the Stock Ownership Guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Davis Selected Advisers disclosed that it owned 10.7% of our common stock as of August 8, 2008, and Morgan Stanley disclosed that it owned 11.8% of our common stock as of February 28, 2009. To our knowledge, there are no other holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that during fiscal 2008 and to date in 2009, our directors, executive officers, and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis CD&A addresses our compensation programs and policies for fiscal year 2008 and how they affected executives in our Senior Leadership Group (to whom we refer as our Senior Leaders), which we describe in more detail beginning on page 5. The Senior Leaders include the following NEOs:

•	President and Chief Executive Officer, Harley-Davidson, Inc.

•	President and Chief Operating Officer, Harley-Davidson Motor Company

•	Executive Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•	Executive Vice President, General Counsel and Secretary/Chief Compliance Officer, Harley-Davidson, Inc.

•	Senior Vice President, Product Development, Harley-Davidson Motor Company

Together, the incumbents of these five positions represent our NEOs for 2008. In this CD&A, we discuss executive compensation as it broadly covers executives in our Senior Leadership Group, as well as how these programs and policies more specifically affect our NEOs. As discussed on page 5, a subset of our Senior Leadership Group is the Leadership and Strategy Council, which is comprised of our executive officers.

We believe that our employees are a sustainable long term competitive advantage. We compete to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of strong product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

These executive compensation programs and policies include the following:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plans

•	Death benefits

Members of our Senior Leadership Group are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs. We discuss these special awards in this CD&A where it affects our NEOs. Also, for Senior Leadership Group members located outside the United States, we customize our compensation and benefits to meet local market tax, regulatory and competitive practices.

Oversight of Executive Compensation

The Human Resources Committee has overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation, long-term incentive compensation and perquisites—for our vice presidents and above. In addition, the Human Resources Committee also reviews other aspects of compensation, for example deferred compensation plans and health and welfare plans. During 2008, the Human Resources Committee consisted of the following directors: Barry K. Allen, George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 33.

Use of Consultants and Other Advisors

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2008 the Human Resources Committee retained the services of Semler Brossy as its outside executive compensation advisor. We describe the outside advisor’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 33.

Also, with the assistance of its outside executive compensation advisor, the Human Resources Committee looks to a group of comparator companies that it believes to be similar to Harley-Davidson in business characteristics and economics. These companies generally have similar characteristics, such as being within a selected range of revenue and market capitalization and having engineering, manufacturing and the maintenance of strong product brand and marketing focus as key attributes. Annually, the Human Resources Committee reviews compensation levels and reward practices of these comparator companies as stated in their respective proxy disclosures. In February 2008, the Human Resources Committee, based upon input from its outside executive compensation advisor, approved the use of the following organizations as our comparator group for compensation and reward practices (even though not all peer organizations demonstrate all selection attributes):

Anheuser-Busch Companies, Inc.

Avon Products, Inc.

The Black & Decker Corporation

Colgate-Palmolive Company

Cummins Inc.

Danaher Corporation

Eaton Corporation

Energizer Holdings, Inc.

The Gap, Inc.

Harman International Industries, Incorporated

Kimberly-Clark Corporation

Medtronic, Inc.

NIKE, Inc.

Precision Castparts Corp.

Rockwell Automation, Inc.

Rockwell Collins, Inc.

The Stanley Works

Starbucks Corporation

Thor Industries, Inc.

Wm. Wrigley Jr. Company

Xerox Corporation

During 2008 two companies in our comparator group, Anheuser-Busch Companies, Inc. and Wm. Wrigley Jr. Company ceased to exist as publicly traded companies. As of December 31, 2008 these two companies have been removed from the comparator group.

In addition to the compensation data for these comparator companies, the outside advisor also provides the Human Resources Committee and management its analysis of a broader set of data from leading compensation surveys as additional market reference points for all components of compensation for the NEOs. The additional compensation survey sources that were used for benchmarking purposes include Mercer’s Executive Compensation Survey, Watson Wyatt’s Top Management Survey, Towers Perrin’s Executive Compensation Database and Hewitt’s Total Compensation Management Executive Compensation Survey. We have utilized general industry data and, where available by survey, manufacturing industry data. All survey data was size adjusted, using regression analysis to normalize to a revenue size of $6 billion (which approximated the revenue size of Harley-Davidson) where regression relationships existed and using similarly-sized tabular data where regression relationships were not provided. NEO compensation was benchmarked versus competitive medians based upon survey data and proxy data, weighted equally where appropriate matches were available. The Human Resources Committee believes that this survey data, together with the proxy data from the comparator group, accurately defines competitive market compensation levels for executive talent.

The Human Resources Committee reviews compensation and incentives to evaluate their alignment with our compensation philosophy and to link the financial interests of our Senior Leadership Group with the interests of our shareholders. This involves reviewing the mix of short and long-term incentive opportunities as they relate to base pay, our competitive environment and our overall philosophy of having a significant amount of pay at risk. Annually, the Human Resources Committee reviews its outside advisor analysis of the three main elements of our total direct compensation.

Executive Compensation Philosophy

Our compensation philosophy emphasizes pay for performance by targeting base salary midpoints for our Senior Leadership Group, including our NEOs, at or below the market median. We target short-term incentive opportunities and equity-based awards at or above the market median. The goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract and retain executives.

Our executive compensation philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent;

•

Provide a significant portion of pay at risk (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay at risk increases for more senior executive positions; and

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

Components of the Executive Compensation Program

The compensation packages of our Senior Leadership Group, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary.    Base salaries provide members of the Senior Leadership Group with fixed compensation. We set base salaries by starting with salary midpoints which are at or below the competitive market median. We then make adjustments on a subjective basis based upon an executive’s individual performance and their accomplishment of key initiatives as determined by the assessment of their supervisor, the length and nature of the executive’s experience, their competency in the position and the potential for advancement. We utilize competitive market data that our Human Resources Department and the executive compensation advisor provide in addition to published independent survey data.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating Committee, and reviews external market compensation data in conjunction with the outside executive compensation advisor to formulate the CEO’s salary. It then recommends such compensation for approval by the Nominating Committee. The CEO has the responsibility for determining salary levels of other executives. Senior Leaders recommend salaries for other Senior Leaders that report to them, and the CEO approves the salaries for Senior Leaders at the vice president level and above before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. In February 2008 the Human Resources Committee reviewed these salary increase recommendations put forth by the CEO for other Senior Leaders at the vice president level and above, including the NEOs. In the case of the CEO, Semler Brossy made a recommendation to the Human Resources Committee that included external market compensation data for their consideration. The Human Resources Committee believes that the disparity that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate in light of his performance and the level of accountability for his position.

Short-Term Incentive Plans (STIP).    Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon company performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year.

Under the Employee Short Term Incentive Plan (“Employee Plan”), which shareholders approved at the 2005 annual meeting, the Human Resources Committee annually approves several STIPs to motivate and reward the performance of employees of the Motor Company, Buell, HDFS, Harley-Davidson Dealer Systems, Inc. (“HDDS”) and, commencing in 2009, MV Agusta. Of the NEOs, Messrs. Hutchinson and McCaslin participate in the Motor Company STIP. In addition to these operating companies’ STIPs, we have a Corporate STIP. This Corporate STIP provides a financial incentive for contributions made to our future success and prosperity by the following NEOs who have company-wide responsibilities and who do not participate in other STIPs: Mr. Bergmann, Ms. Lione and Mr. Ziemer. These STIPs are generally approved by the Human Resources Committee at the December meeting before the respective STIPs are effective for the following year.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each STIP. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the Human

Resources Committee approves earned amounts. The maximum individual payment under each of our various STIPs is limited to $3 million in any year. The Human Resources Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP by an amount not to exceed 50%.

Essentially all employees (other than field sales employees who participate in a sales incentive or commission plan) participate in a STIP. The Human Resources Committee has reviewed and approved performance measures and goals for each of the STIPs that it believes will encourage all eligible employees to achieve their respective goals. For 2008, the plans may have had different measures and formulas. However, they all were objective and quantifiable.

In December 2007, the Human Resources Committee reviewed and approved the 2008 performance measures and goals for the Motor Company STIP, the HDFS STIP, the Buell STIP, and the HDDS STIP. The Human Resources Committee also reviewed the target STIP opportunities for all of the Senior Leaders who participated in these STIPs. Also in December 2007, the Human Resources Committee reviewed and approved the performance measures, goals and target STIP opportunities under the 2008 Corporate STIP, and the Human Resources Committee approved a separate Leadership STIP for 2008 for NEOs and the other members of the Leadership and Strategy Council. For 2008 the participants in this Leadership STIP were limited to the Leadership and Strategy Council. In 2009 the eligible participants will include all members of the Senior Leadership Group (approximately 75 individuals). Individuals who participate in the Leadership STIP have their target STIP opportunity under their regular STIP adjusted downward so that no NEO or any other participant will have a greater target total STIP opportunity than they would have had before the Leadership STIP was adopted.

In April 2008, as a result of negative U.S. retail trends and uncertainty about the future of the economy, we announced a reduction in our shipment plan for certain 2008 and 2009 model year products. This reduction in shipments created the need for us to reduce our workforce by approximately 370 hourly employees and approximately 360 nonproduction positions. Hourly employees that were involuntarily laid off received their contractual layoff benefits, including recall rights. Salaried employees who were involuntarily terminated received severance benefits. This workforce reduction also included voluntary retirements and the elimination of contingent workers. Individuals volunteering to retire as part of this workforce reduction received an enhanced post-retirement healthcare benefit.

In September 2008, the Human Resources Committee approved a separate Supplemental STIP as a result of the impact upon the original 2008 STIP arising from the reduction in shipments. The Human Resources Committee based the Supplemental STIP on an EBIT goal for the Motor Company that was different from the EBIT goal that applied to the STIPs for 2008, reflecting the direct impact of the change in the volume of shipments. The Supplemental STIP did not apply to any NEO or any member of the Leadership and Strategy Council. Therefore, STIP payments paid to any NEO or other member of the Leadership and Strategy Council were based solely upon full year 2008 performance under the original STIP that applied to each such member as approved by the Human Resources Committee in December 2007.

In December 2008 the Human Resources Committee reviewed and approved the 2009 performance measures and goals for the Corporate STIP, Motor Company STIP, HDFS STIP, Buell STIP, HDDS STIP and MV Agusta STIP plans. The Human Resources Committee also reviewed the target STIP opportunities for all of the Senior Leaders who participated in these STIPs. Also in December 2008, the Human Resources Committee reviewed and approved the performance measures, goals and target opportunities under the 2009 Corporate STIP, and the Human Resources Committee approved the expansion of the separate Leadership STIP for 2009 from Leadership and Strategy Council members to all other members of the Senior Leadership Group. An NEO may earn compensation under this separate Leadership STIP based on the executive’s performance toward certain strategic and leadership objectives. The Human Resources Committee approves these objectives for the CEO, and the CEO approves the objectives for other NEOs. The Human Resources Committee, with final approval by the Nominating Committee, will review the CEO’s performance against his leadership objectives and the CEO will review the performance of the other Senior Leaders in the Leadership STIP against their respective leadership objectives with the Human Resources Committee. Based upon these evaluations, a determination will be made as to what extent the objectives in the Leadership STIP have been attained.

Corporate STIP.    Mr. Bergmann, Ms. Lione and Mr. Ziemer were the three NEOs who participated in the Corporate STIP in 2008. The Human Resources Committee approved earnings per share growth (“EPS”), weighted 80%, and asset productivity (defined as revenue divided by fixed assets and working capital), weighted 20%, as the two performance criteria for the 2008 Corporate STIP formula. The Corporate STIP has used EPS growth since 2004 to align interests of the Corporate STIP participants and shareholders. The Human Resources Committee added asset productivity for 2008 to provide an incentive to balance the effective use of capital within the company as well as earnings growth. For 2008 performance, this formula provided for 0% STIP award payouts unless EPS was at least equal to the 2007 EPS and asset productivity. The target performance for asset productivity was 4.5 and the minimum threshold performance was 3.75. Based upon 2008 performance, NEOs who participated in the Corporate STIP received a payment of 17.4% of target STIP opportunity based on the asset productivity measure.

For 2009, the Human Resources Committee approved a Corporate STIP formula as follows: 50% of the target STIP opportunity would be based upon achieving a Harley-Davidson, Inc. EBIT goal and the remaining 50% of the target STIP opportunity would be calculated based upon the weighted average results under all other STIP Plans within the company. The Human Resources Committee, in approving these goals, took into account the current economic environment for discretionary consumer durable products, the overall health of the economy, our product plans, exchange rates and projected global demand for motorcycles, and the demand for consumer financing of motorcycles. The Human Resources Committee believes that the goals based on EBIT and the weighted average results of all other STIP Plans is more appropriate than a growth-based plan and provides adequate incentive for participants to strive to achieve the respective Corporate and functional objectives for 2009. Based upon these considerations, the Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level. As discussed above, an NEO in the Corporate STIP has a target STIP opportunity under the Corporate STIP and a target opportunity in the Leadership STIP.

Motor Company STIP.    Messrs. Hutchinson and McCaslin were among over 8,500 participants in the Motor Company STIP. In 2008, we based award payouts under the Motor Company STIP upon Motor Company financial targets related to earnings before interest and taxes (“EBIT”), asset productivity, and objectively-measured strategic targets related to worldwide retail sales and quality. For 2008, this formula provided for 0% STIP award payouts unless EBIT improved over 2007, asset productivity was 3.75 at threshold and 4.5 at target, and our retail sales and quality improvement goals were attained. In September 2008, the Committee approved a Supplemental STIP which utilized a different EBIT goal. Based upon 2008 performance, STIP payments under the STIP as approved in December 2007 were 15.8% of the target STIP opportunity. Payments under the Supplemental STIP were 39.5% of the target opportunities. In the aggregate, these STIPs paid 55.3% of target to the general population of eligible participants at the Motor Company. Mr. McCaslin and Mr. Hutchinson were not eligible to participate in the Supplemental STIP, and their STIP payments as shown in the compensation table reflect performance relative to the original STIP that applied to them and their Leadership STIP for 2008.

In December 2008, the Human Resources Committee approved the 2009 Motor Company STIPs which have been designed to provide for objectives that give participants the ability to directly impact results and see the impact. Under the Motor Company STIP, the minimum payout will be zero (0) and the maximum payout under the formulas will be 200% of a participant’s target STIP opportunity with a cap of $3 million. Changes for 2009 include dividing the organization into three groups for purposes of STIP participation. The three groups are: Operations and Engineering, Sales and Marketing, and Staff functions. Mr. McCaslin will participate in the Motor Company Staff function STIP, and Mr. Hutchinson will participate in the Motor Company Operations and Engineering STIP.

For Operations and Engineering, the Committee approved the use of the following goals with the weighting as a percentage of target STIP opportunity indicated: Harley-Davidson, Inc. EBIT = 50% of target, Cost Metric = 25% of target, Quality Metric = 12.5% of target and Model Year Launch Efficiency = 12.5% of target.

For regional Sales and Marketing, the Committee approved the use of the following goals with the weighting as a percentage of target STIP opportunity indicated: Harley-Davidson, Inc. EBIT = 50% of target, Retail Motorcycle Sales = 30% of target, Parts and Accessories Sales = 10% of target and General Merchandise Sales = 10% of target.

For Staff Functions, the Committee approved the use of the following goals with the weighting as a percentage of target STIP opportunity indicated: Harley-Davidson, Inc. EBIT = 50% of target, Operations and Engineering STIP result = 20% of target, Sales and Marketing STIP result = 20% of target, and SG&A goal achievement = 10% of target.

The Human Resources Committee believes that the goals put in place for 2009 for eligible participants within the Motor Company provide adequate incentive to achieve these goals, particularly with greater ability to directly impact results. Furthermore, the Human Resources Committee in approving these goals took into account the economic environment for discretionary consumer durable products, the overall health of the economy, our product plans, exchange rates and projected global demand for motorcycles. Based upon these considerations, the Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

Leadership STIP.    Under the separate Leadership STIP that the Human Resources Committee approved in December 2007, the Committee, with final approval by the Nominating and Corporate Governance Committee, reviewed the CEO’s performance in 2008 against his objectives, and the CEO reviewed the performance of the other Senior Leaders in the Leadership STIP in 2008 against their respective job specific objectives with the Human Resources Committee. Based upon these evaluations, a determination was made as to what extent the objectives of the participants in the

Leadership STIP were attained. The target opportunity available under the Leadership STIP for NEOs other than the CEO was 15% of eligible pay, except in the case of the CEO for whom it was 20% of eligible pay, with no payment at minimum performance and maximum payment being twice the target opportunity. Actual awards made under this plan ranged between 13% and 24% of eligible pay for participants other than the CEO. Awards were based upon the participants performance against their previously agreed to leadership commitments as determined subjectively by the CEO, In the case of the CEO, the actual award approved by the Nominating Committee was 32% of eligible pay based upon the Committees subjective evaluation of the CEO’s performance against his previously approved leadership commitments. Payments to NEOs under the 2008 Leadership STIP, and combined with any payments under the 2008 STIP in which each participates, are included in the Summary Compensation Table. Eligible pay for purposes of NEO STIP payments is defined as base pay received during the performance period without regard to reductions for 401(k) and deferred compensation plan elective deferrals.

Other STIP Plans.    The Company sponsors other STIP Plans for HDFS, Buell, and HDDS which generally cover all employees in those business units. No NEO participated in these other STIP Plans.

Long-term Incentives (LTIs).    The Human Resources Committee believes that equity-based long term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of Harley-Davidson by focusing the Senior Leadership Group and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that stock-based incentives provide a valuable tool to retain and attract key employees. Using objective market data provided by the outside executive compensation advisor, each key position that is eligible to participate in the 2004 Incentive Stock Plan is assigned a target value of annual long-term incentive opportunity.

For 2008, the Human Resources Committee approved a new methodology to calculate an individual’s potential long term incentive award. The change in methodology was implemented to better align our long term incentive strategy and award levels with the market. The 2008 methodology provides for a midpoint award (which is expressed as a percentage of base pay) that is based approximately upon the market median. In addition to the midpoint, each position is assigned a maximum annual award value that is 30% higher than the midpoint. The minimum award is zero. The revised job grade/position structure within the organization provides for approximately 600 employees to be eligible for long-term incentive awards. Each of these levels has a different factor that is used to determine the midpoint of annual long term incentive awards. The actual long-tem incentive award for each eligible participant is based upon a subjective judgment of their performance, long term potential, retention risk, unique skill set and other factors. This value is then provided 50% in the form of non-qualified stock options (valued using a lattice model) and 50% in the form of restricted stock (valued on the closing price of the stock on the date of grant). In certain circumstances the Human Resources Committee approves LTIs that may fall outside the range as described, such as for retention purposes. For 2009, the Human Resources Committee continued to utilize the methodology of determining individual long-term incentive awards that the Human Resources Committee utilized in 2008.

We provide long-term incentive compensation under our 2004 Incentive Stock Plan. Shareholders approved this plan in 2004, and it gives us the flexibility to grant equity instruments,

including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units. We review and evaluate these various equity awards, and determine the most appropriate approach after considering external market competitive practices and emerging trends. We will be seeking shareholder approval at the Annual Meeting for our 2009 Incentive Stock Plan which is further described beginning on page 18.

We describe the process and restrictions on granting LTI awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 33.

In 2005, the Human Resources Committee began providing long-term incentive awards through a mix of restricted stock and stock options after generally providing only stock options in the past. The Human Resources Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. Since 2006, the Human Resources Committee has approved LTI awards which delivered 50% of the grant date fair value in stock options and 50% in restricted stock. The Human Resources Committee believes this mix of equity awards provides more effective motivation and retention of employees, in light of our business, the external competitive market for talent, and competitive compensation practices.

In February 2009, the Human Resources Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Semler Brossy, and approved a combination of stock options and restricted stock based on the 2009 formula calculation for each Senior Leader and others eligible to receive equity awards. A total value of stock option grants and restricted stock awards was determined based upon a subjective determination of an individual’s annual performance evaluation, long term potential, retention risk, unique skill set, previously granted equity awards and other factors, in addition to their base pay. We then converted the value for each participant that results from this determination into a grant of stock options and an award of restricted stock. For this conversion, we value stock options using a lattice-based model and value restricted stock at the market price based on the closing price of the stock on the date of grant. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO’s stock option grant for the Nominating Committee to approve. In certain special circumstances, such as for newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives, for example).

Also, for Senior Leadership Group members located outside the United States, we adjust our LTIs to address local market tax, regulatory and competitive practices. Options and restricted shares are awarded to employees and directors pursuant to a process approved by the Human Resources Committee. Annual option and restricted share awards historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company’s stock is generally open for those employees who, through their job, have access to material non-public information. Off cycle grants of options and or restricted shares may only be effective on dates during an open window period and occur after a determination is made by the CEO that an individual is deserving of an award because: (i) an eligible employee was inadvertently omitted from the annual award list; (ii) an eligible employee is a recent hire; (iii) an eligible employee excelled in his/her job; (iv) an eligible employee is promoted to a new career band (which is stock eligible) or (v) an eligible employee is valued and management wants to retain the individual.

Stock Options.    The Human Resources Committee believes stock options are a valuable tool to align the Senior Leadership Group with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2008 permits a member of the Senior Leadership Group, for a period of ten years, to purchase shares of our common stock at an exercise price utilizing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February. Stock options that we granted in 2008 generally become exercisable in four equal annual installments beginning one year after the grant date.

In February 2009 the Human Resource Committee approved a stock option grant for the CEO which consisted of a grant of 400,000 stock options priced as of February 12, 2009 with a ten year term that will vest at the time of Mr. Ziemer’s retirement. Mr. Ziemer will have 3 years following his retirement date to exercise said options, which is the standard period for retirees.

Restricted Stock.    While the Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leadership Group with our goal of stock price appreciation, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are becoming more prevalent. The Human Resources Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain the Senior Leadership Group.

Restricted stock awards are for shares of our common stock that a member of the Senior Leadership Group will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The annual restricted stock awards that we made in 2005, 2006, 2007 and 2008 vest fully at the end of four years. Historically recipients of annual restricted stock awards had the potential to vest half of their shares early, if their respective average STIP performance over the two year period after grant met target. Grants that the Committee made in February 2009, do not provide for accelerated vesting due to STIP performance. During the restricted period, the recipient is entitled to receive dividends on each share of restricted stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions

Benefits.    We provide other benefits to our Senior Leadership Group, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leadership Group level. In general, these benefits have been in place for a number of years. During 2008, we amended certain benefit plans to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leadership Group (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees. Effective January 2007, we modified health care plans available to Senior Leadership Group and all other salaried U.S. employees to give these employees a choice among three alternative plans. As a result, employees can choose among plans that require monthly premiums or higher out-of-pocket payments. We made these changes to better manage company health care costs and to promote employee consumerism. We negotiated new labor agreements with our represented employees in Wisconsin during 2008. In these negotiations we have agreed with our local unions to modify our existing medical benefit plans to make them more cost effective and to promote wellness and consumerism.

Medical and Dental Benefits.    We provide medical and dental benefit plans in which substantially all employees, including the Senior Leadership Group, are entitled to participate. We do not provide any supplemental medical or dental benefits to our NEOs.

Death Benefits.    We provide death benefits to the Senior Leadership Group in the amount of one and one half to three times annual base pay, depending on level. There are two Senior Leaders who were in the original buy-out investor group in 1981 who have death benefits by agreement in the amount of four times annual base pay. For non-executive salaried employees, we provide death benefits in the amount of one and one-half times base pay.

Deferred Compensation.    Historically we maintained two Non-Qualified Deferred Compensation Plans for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) were eligible to participate. Under the terms of these plans, participants could defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in these plans has made an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in these plans which would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market. In December 2008 we merged these two plans into one Deferred Compensation Plan. This plan is structured to comply with Section 409A of the Internal Revenue Code. In December and during the permissible timeframe allowed under Section 409A, we gave participants in the Deferred Compensation Plan the opportunity to change distribution elections that they had previously made.

Retirement Plans.

Salaried Pension Plan.    The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006. For those that we first employ on or after that date, a defined contribution plan will be the principal retirement plan. The rationale for the change from a defined benefit plan was to more closely align our plan with prevailing market trends, minimize legacy costs and provide for greater benefit portability. All of our NEOs participate in the Salaried Pension Plan

Salaried Defined Contribution Retirement Plan.    We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006.

Employee Savings Plans.    We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide matching contributions based upon the attainment of specific levels of EBIT as a percentage of revenue for certain groups of our employees. For 2008 all eligible employees received matching contributions.

Restoration Plan.    We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits accrued under or payable from the Salaried Pension Plan or the Salaried Defined Contribution Retirement Plan, as applicable. This Plan was modified in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code.

Supplemental Agreements.    For many years, we have had in place Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. Under these agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment that may exceed the amount payable to the participant under the Salaried Pension Plan and the Restoration Plan. As of December 31, 2008, there is one additional executive who is not a NEO who has a supplemental agreement dating from May 1996. These agreements were modified in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code.

Payment in Lieu of Post Retirement Life Insurance.    Certain Senior Leaders, including the NEOs, who retire after reaching age 55 are entitled to receive a net payment equal to one year’s base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage and have filed the agreement that documents this benefit with the Securities and Exchange Commission.

Perquisites and Other Compensation.    We provide perquisites and other compensation to our Senior Leadership Group who are based in the United States. The perquisites for the Senior Leadership Group consist of an annual cash payment (generally in lieu of receiving other benefits such as a car, or a motorcycle, or payment of club dues). In order to further promote the Harley-Davidson brand and the recognition of Senior Leadership Group members as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories. In addition, the Senior Leaders are eligible for periodic estate and financial planning services.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines.    In August 2002, the Board of Directors approved Stock Ownership Guidelines which the Board revised most recently in February 2008 which are applicable to our Senior Leadership Group. The guidelines stipulate that executives hold a stated minimum number between 2,500 to 30,000 shares of our common stock (not including stock option grants), depending on their level. Each executive has until the later of January 2008 or five years from the date he or she becomes a member of the Senior Leadership Group to accumulate the appropriate number of shares. Executives who are not U.S. taxpayers have a stock ownership requirement 50% of those leaders who are required to pay U.S. taxes. In addition, the most recent revisions to the guidelines provide that, until the applicable guideline is achieved, the executive must retain the following percentage of stock he or she receives as a result of the exercise of stock options:

•	20% of the net shares received in the case of Mr. Bergmann, Ms. Lione, Mr. McCaslin, and Mr. Ziemer

•	15% of the net shares received in the case of Mr. Hutchinson.

The table below describes the ownership guidelines for the CEO and each of the NEOs:

Career Band	Title	Shares
S99	CEO	30,000
S96	President/COO-HDMC	20,000
S96	President/COO-HDFS	20,000
S96	Executive Vice Presidents—HDI	20,000
S93	Senior Vice Presidents	15,000
S90	Vice President	10,000
S80	Vice President or General Manager	5,000
S70	Senior Director or General Manager	2,500

In addition, non-U.S. based members of the Senior Leadership Group who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band.

The Human Resources Committee monitors each senior leader’s progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in 401(k) accounts and shares of common stock held directly by senior leaders count toward satisfying the guidelines. Unexercised stock options do not count toward satisfying the guidelines.

Transition Agreements.    We have entered into Transition Agreements with the CEO and each of the other NEOs (as well as four additional Senior Leaders) that become effective upon a change of control of Harley-Davidson as defined in the Transition Agreements. The Transition Agreements provide that if we terminate the individual’s employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change of control, or for no reason during a limited period of time beginning one year after the change of control, would entitle the executive to the benefits afforded in the agreement. The Transition Agreements state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then we will pay the penalty that the Code imposes upon the employee plus related taxes. We adopted a form of Transition Agreement and filed this form with the SEC in 1996, and we had entered into these agreements on substantially the same terms after that time. In 2008, we revised the form of Transition Agreement primarily to comply with Section 409A of the Internal Revenue Code. We also generally narrowed circumstances under which an individual is entitled to a termination payment, and we made certain other changes that we intended to reflect what we believed to be current market practices. The Human Resources Committee approved this revised form of Transition Agreement for the NEOs and the Nominating and Corporate Governance Committee approved it for the CEO, and we filed the form with the SEC. We believe the circumstances that entitle an individual to payments upon termination strike the appropriate balance between protecting the interests of the executives and our shareholders.

A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the table.

Under the Transition Agreement, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements.    We provide a Severance Benefits Agreement to a subset of the Senior Leadership Group, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause. We adopted a form of Severance Benefits Agreement and filed this form with the SEC in 1996 and have entered into these agreements on substantially the same terms since that time. In 2008 these Severance Agreements were modified to comply with Section 409A of the Internal Revenue Code and the new forms were filed with the SEC.

Employment Agreements.    We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment. We do not currently have such employment contracts with any NEO.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and meets certain other criteria. All general STIP awards that we made during fiscal 2008 under our short-term incentive plans were performance-based awards. Therefore, the $1,000,000 cap on compensation for deductibility purposes did not apply to these forms of compensation. Base salary, amounts paid under the Leadership STIP and restricted stock awards are not performance-based.

It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of our executive compensation program and to attempt to structure the payment of compensation so that we will not lose deductions under Section 162(m).

We believe that general STIP payments as well as base pay, up to the Section 162(m) limit which was paid in 2008 to our NEOs are tax-deductible under Section 162(m). While the Human Resources Committee intends to continue to provide compensation opportunities to executives in a manner that is as tax-efficient as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation. The Leadership STIP that was approved for performance in 2008 and in 2009 is subjective, and therefore, any payments under these plans may not be deductible.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
James L. Ziemer (PEO) President and CEO	2008	$980,704	$—	$1,440,272	$1,503,285	$450,339	$1,134,000	$116,994	$5,625,595
	2007	$875,534	$—	$928,103	$1,094,065	$—	$1,474,000	$76,011	$4,447,713
	2006	$824,551	$—	$650,568	$860,442	$989,461	$937,000	$65,431	$4,327,452
Thomas E. Bergmann (PFO) Executive Vice President and CFO	2008	$529,187	$—	$460,054	$357,173	$177,648	$55,000	$36,742	$1,615,804
	2007	$488,787	$—	$221,878	$163,787	$—	$34,000	$31,770	$940,222
	2006	$370,110	$—	$144,281	$69,609	$310,892	$231,000	$44,117	$1,170,009
James A. McCaslin President and COO-Motor Company	2008	$500,019		$448,228	$434,626	$163,456	$762,000	$39,162	$2,347,491
	2007	$495,019	$—	$208,426	$383,848	$—	$370,000	$38,005	$1,495,298
	2006	$466,350	$—	$124,691	$447,741	$287,272	$471,000	$59,562	$1,856,616
Gail A. Lione Executive Vice President, General Counsel and Secretary/Chief Compliance Officer	2008	$441,017	$—	$524,425	$310,742	$148,049	$316,000	$52,895	$1,793,129
	2007	$387,014	$—	$393,376	$308,060	$—	$153,000	$39,759	$1,281,209
	2006	$353,715	$—	$357,978	$359,472	$334,260	$173,000	$40,867	$1,619,292

Ronald M. Hutchinson (5) Senior Vice President, Product Development- Motor Company	2008	$382,348	$—	$512,040	$249,916	$102,852	$343,000	$38,118	$1,628,274
	2007	$346,305	$—	$402,134	$246,387	$—	$281,000	$34,958	$1,310,784
	2006	$325,396	$—	$320,249	$287,763	$143,174	$247,000	$36,622	$1,360,203

(1) We have calculated the compensation related to stock and option awards pursuant to Statement of Financial Accounting Standard Number 123 (revised) (“SFAS No. 123R”). Under SFAS No. 123R, an issuer recognizes the grant date fair value of an award over the requisite service period. For purposes of this calculation, we exclude the impact of forfeitures until they actually occur. No NEOs forfeited awards during 2008. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 15 of our 2008 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for details regarding assumptions we used to value the option awards.

(2) NEOs earned non-equity incentive plan compensation during 2006 and 2008 and received payments for the awards in 2007 and 2009, respectively. We disclose this compensation in the table for the year in which it was earned. NEOs did not earn non-equity incentive plan compensation in 2007.

(3) The amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2007 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2008.

(4) During 2008, Mr. Ziemer received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, a non-qualified deferred compensation plan matching contribution of $49,200 and personal use of the Company aircraft at an incremental cost to the Company of $26,033. The remaining balance of all other compensation consists of a 401(k) matching contribution, a reimbursement for taxes related to the value of death benefits and a clothing allowance.

The amount shown for Mr. Ziemer’s use of the company aircraft is based on the incremental cost to the company as a result of personal flight activity. In calculating this amount, we first determine the company’s overall incremental cost per flight hour for the year which is then applied to the NEO’s personal-use flight hours to determine the incremental cost related to the NEO’s personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance, airport and handling fees, crew travel and supplies/catering.

During 2008, Mr. Bergmann received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution and a reimbursement for taxes related to the value of death benefits. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2008, Mr. McCaslin received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution and a reimbursement for taxes related to the value of death benefits. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2008, Ms. Lione received cash payments of $29,600 in lieu of receiving certain perquisites and a non-qualified deferred compensation plan matching contribution of $14,888. The remaining balance of all other compensation consists of a 401(k) matching contribution and a reimbursement for taxes related to the value of death benefits. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2008, Mr. Hutchinson received cash payments of $20,300 in lieu of receiving certain perquisites. The remaining balance of all other compensation consists of a non-qualified deferred compensation plan matching contribution, a 401(k) matching contribution and a reimbursement for taxes related to the value of death benefits. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

(5) In 2006, Mr. Hutchinson’s title was “Vice President, New Business—Motor Company.”

Grants of Plan Based Awards for 2008

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other Option Awards: Number of Securities Underlying Option (#) (2) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (1) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Ziemer		$—	$1,000,000	$2,000,000
	2/13/2008							57,633			$2,249,992
	2/13/2008								215,105	$39.04	$2,249,998
Thomas E. Bergmann		$—	$383,238	$766,477
	2/13/2008							21,458			$837,720
	2/13/2008								80,086	$39.04	$837,700
James A. McCaslin		$—	$356,125	$712,250
	2/13/2008							21,776			$850,135
	2/13/2008								81,331	$39.04	$850,722
Gail A. Lione		$—	$322,350	$644,700
	2/13/2008							12,816			$500,337
	2/13/2008								47,841	$39.04	$500,417
Ronald M. Hutchinson		$—	$235,594	$471,188
	2/13/2008							10,381			$405,274
	2/13/2008								38,798	$39.04	$405,827

(1) In December 2008, the Human Resources Committee approved the Corporate STIP and the Motor Company STIP plans relating to 2009 performance and the Nominating and Corporate Governance Committee approved the Corporate STIP as applied to the CEO. Under these plans each NEO has the potential to earn the estimated future payouts that we disclose above during 2009 which we would pay out in February 2010. We include further details regarding these plans, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 49. Mr. Ziemer’s estimated future payouts are based on his annual base salary for 2009. As discussed on page 13, Mr. Ziemer has announced his intent to retire, and if he does so before the end of 2009 his award will be based on his “Target Award” and prorated based on his retirement date.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in 2008 vest fully at the end of four years. However, recipients of restricted stock awards have the potential to vest one-half of their shares early, if company performance meets certain measures, except for the restricted stock granted in February 2009 which has no acceleration potential. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Death benefits

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 49.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Excercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexcercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James L. Ziemer(2)	39,446	—		$33.59	02/17/10
	31,331	—		$44.41	02/08/11
	28,045	—		$52.10	02/13/12
	37,673	—		$40.72	02/12/13
	30,125	—		$52.45	02/10/14
	14,433	4,812		$61.20	02/15/15
	60,000	20,000		$47.79	05/02/15
	35,000	35,000		$51.87	02/15/16
	25,500	76,500		$68.91	02/14/17
	—	215,105		$39.04	02/13/18
						112,247	$1,904,832
Thomas E. Bergmann(3)	12,500	12,500		$51.30	03/06/16
	5,458	16,376		$68.91	02/14/17
	—	80,086		$39.04	02/13/18
						36,166	$613,737
James A. McCaslin(4)	42,240	—		$40.72	02/12/13
	33,777	—		$52.45	02/10/14
	16,183	5,395		$61.20	02/15/15
	8,784	8,785		$51.46	02/14/16
	5,822	17,467		$68.91	02/14/17
	—	81,331		$39.04	02/13/18
						$34,417	$584,056
Gail A. Lione(5)	27,518	—		$44.41	02/08/11
	24,514	—		$52.10	02/13/12
	32,930	—		$40.72	02/12/13
	26,589	—		$52.45	02/10/14
	12,738	4,247		$61.20	02/15/15
	6,915	6,915		$51.46	02/14/16
	4,366	13,101		$68.91	02/14/17
	—	47,841		$39.04	02/13/18
						41,598	$705,918
Ronald M. Hutchinson(6)	26,259	—		$40.72	02/12/13
	21,202	—		$52.45	02/10/14
	10,158	3,387		$61.20	02/15/15
	5,700	5,701		$51.46	02/14/16
	3,431	10,293		$68.91	02/14/17
	—	38,798		$39.04	02/13/18
						38,232	$648,797

(1) We granted all options ten years prior to the expiration date and each grant vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant.

(2) Mr. Ziemer’s restricted shares will vest as follows: 1,114 shares on February 15, 2009, 5,000 shares on April 29, 2009, 25,000 shares on February 15, 2010, 23,500 on February 14, 2011 and 57,633 shares on February 13, 2012. If company performance meets certain measures, then one-half of the shares scheduled to vest on February 13, 2012 will vest two years earlier than the date noted.

(3) Mr. Bergmann’s restricted shares will vest as follows: 10,000 shares on March 6, 2010, 4,708 shares on February 14, 2011 and 21,458 shares on February 13, 2012. If company performance meets certain measures, then one-half of the shares scheduled to vest on February 13, 2012 will vest two years earlier than the date noted.

(4) Mr. McCaslin’s restricted shares will vest as follows: 2,497 shares on February 15, 2009, 5,122 shares on February 14, 2010, 5,022 shares on February 14, 2011 and 21,776 shares on February 13, 2012. If company performance meets certain measures, then one-half of the shares scheduled to vest on February 13, 2012 will vest two years earlier than the date noted.

(5) Ms. Lione’s restricted shares will vest as follows: 983 shares on February 15, 2009, 24,032 shares on February 14, 2010, 3,767 shares on February 14, 2011 and 12,816 shares on February 13, 2012. If company performance meets certain measures, then one-half of the shares scheduled to vest on February 13, 2012 will vest two years earlier than the date noted.

(6) Mr. Hutchinson’s restricted shares will vest as follows: 10,000 on February 14, 2009, 1,567 shares on February 15, 2009, 3,324 shares on February 14, 2010, 12,960 shares on February 14, 2011, and 10,381 shares on February 13, 2012. If company performance meets certain measures, then one-half of the shares scheduled to vest on February 13, 2012 will vest two years earlier than the date noted.

Option Exercises and Stock Vested in 2008. In 2008 none of the NEOs exercised options nor did any of their restricted stock vest.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Ziemer	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	33.3	$1,029,000	$—
		33.3	$6,847,000	$—
			$1,337,000	$—
Thomas E. Bergmann	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	2.8	$33,000	$—
		2.8	$61,000	$—
			$240,000	$—
James A. McCaslin	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Supplemental Executive Plan Payment in lieu of life insurance on retirement	16.3	$538,000	$—
		16.3	$2,406,000	$—
			$2,552,000	$—
			$682,000	$—
Gail A. Lione	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	11.2	$359,000	$—
		11.2	$952,000	$—
			$570,000	$—
Ronald M. Hutchinson	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	27.8	$1,042,000	$—
		27.8	$1,832,000	$—
			$573,000	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Bergmann, Mr. Hutchinson, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are generally eligible to retire with unreduced benefits at age 62 or later.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, bonus and non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Approximately 111 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

We have Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. There are two additional executives who are not executive officers who have Supplemental Agreements. At this time, we do not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. McCaslin and Ziemer, a participant who retires at or after age 55 with 15 years of service under the Salaried Pension Plan is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other of our defined benefit retirement programs. An executive may elect payment in an optional form, including a single sum payment in lieu of periodic payments of the Supplemental Agreement benefits. The Supplemental Agreement provides additional benefits to Mr. McCaslin, but in light of Mr. Ziemer’s tenure, the Supplemental Agreement provides limited additional benefits to Mr. Ziemer.

Certain executives, including Mr. Bergmann, Mr. Hutchinson, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. We have adopted this defined benefit in lieu of providing post-retirement life insurance.

We computed the present value of each NEO’s accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2008 financial statements except that we assumed retirement age to be the normal retirement age as defined by the plan, or if not defined, the earliest time at which an NEO may retire under the plan without any reduction to benefits due to age. Refer to Note 12 of our 2008 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for details regarding assumptions we used to value the pension plans.

Nonqualified Deferred Compensation

Name(a)		Executive Contribution in Last FY ($) (2) (6) (b)	Registrant Contributions in Last FY ($) (2) (3) (c)	Aggregate Earnings in Last FY ($) (2) (4) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (5) (f)
James L. Ziemer	2005 Plan (1) 2004 and Prior Plan (1)	$2,349,992	$49,200	$(1,407,885)		$1,359,703
				$(385,247)		$1,089,890
		$2,349,992	$49,200	$(1,793,132)	$—	$2,449,593
Thomas E. Bergmann	2005 Plan (1)		$—	$(7,171)		$18,215
James A. McCaslin	2005 Plan (1) 2004 and Prior Plan (1)			$(17,706)		$308,532
				$(97,976)		$1,779,689
			$—	$(115,682)	$—	$2,088,221
Gail A. Lione	2005 Plan (1) 2004 and Prior Plan (1)		$14,888	$(104,733)		$189,586
				$(271,293)		$539,703
			$14,888	$(376,026)	$—	$729,289
Ronald M. Hutchinson	2005 Plan (1) 2004 and Prior Plan (1)		$7,934	$(187,557)		$277,302
				$(671,158)		$968,923
			$7,934	$(858,715)	$—	$1,246,225

(1) During 2008, we had two deferred compensation plans, the “2005 Plan” and the “2004 and Prior Plan.” In 2005, we created the “2005 Plan” based on regulatory changes which require companies to separate elections to defer annual bonus pay from the election to defer regular pay. The “2004 and Prior Plan” remained in existence. However, there are no further deferrals under this plan after December 31, 2004.

(2) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO’s salary or non-equity incentive plan compensation reported in the Summary Compensation Table.

(3) The company matches up to 50 percent of employee deferred compensation contributions on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers. Matching contributions made in the current year relate to employee contributions for the previous year. We reflect these matching contributions as a component of all other compensation in the Summary Compensation Table.

(4) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. In addition, certain executives have amounts invested in an option that provides returns that are indexed to the Moody’s long-term bond rate (this option was closed to new contributions as 1/1/2000). No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(5) The total amount of executive and registrant contributions for 2006, 2007 and 2008 (included in the aggregate deferred compensation balance above) that has also been included as compensation in the Summary Compensation Table is as follows for each NEO: Mr. Ziemer—$1,149,572, Mr. Bergmann—$22,503, Mr. McCaslin—$20,737, Ms. Lione—$137,945 and Mr. Hutchinson—$171,983.

(6) During 2008, Mr. Ziemer received awards of 57,634 restricted stock units, or RSUs. Each RSU represents a right to receive one share of our common stock, provided that Mr. Ziemer satisfies the vesting requirements applicable to the RSUs. The grant date value of the RSUs awarded to Mr. Ziemer during 2008 was $2,249,992. Pursuant to a deferral election, we credited the RSUs to

Mr. Ziemer under the 2005 Plan, and we will deliver shares of our common stock in settlement of vested RSUs six months following termination of Mr. Ziemer’s employment. In the absence of the deferral election, Mr. Ziemer would have received shares of our common stock, and he would have been free to transfer them upon satisfaction of the vesting requirements. We also reflected these RSUs in the Grants of Plan Based Awards table for 2008.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and Pension Plans.

Change in Control Table

We have entered into a Transition Agreement with each NEO. The Transition Agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change of control, or for no reason during a 30-day period of time beginning one year after the change of control, would entitle the executive to the benefits afforded in the agreement. We describe the Transition Agreement more fully in the section “Compensation Discussion and Analysis—Transition Agreements” beginning on page 58. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. All restricted stock awards and option grants that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2008. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that a NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	James L Ziemer	Thomas Bergmann	James A McCaslin	Gail A Lione	Ronald M Hutchinson
	Change in Control	Change in Control	Change in Control	Change in Control	Change in Control
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$5,968,383	$2,716,293	$3,392,829	$2,413,095	$2,033,721
Interrupted Bonus (b)	989,461	370,431	350,013	334,260	229,409
Retirement Benefits (c)
DB Plan	2,204,000	86,000	917,000	623,000	336,000
Payment in lieu of retiree life	276,000	—	67,000	104,000	3,000
Retiree medical	—	—	—	—	—
Total	$2,480,000	$86,000	$984,000	$727,000	$339,000
Other Benefits (c)
Health & Welfare	$142,066	$82,960	$75,163	$112,200	$77,510
Outplacement	30,000	30,000	30,000	30,000	30,000
Perquisites	88,800	88,800	88,800	88,800	60,900
Tax Gross-Ups	—	1,578,487	—	—	—
Total	$260,866	$1,780,246	$193,963	$231,000	$168,410
Total	$9,698,710	$4,952,969	$4,920,806	$3,705,355	$2,770,540
EARNED COMPENSATION (payment not contingent on termination)
Equity (d)
Restricted Stock	$1,904,832	$613,737	$584,056	$722,583	$472,631
Unexercisable Options	—	—	—	—	—
Total	$1,904,832	$613,737	$584,056	$722,583	$472,631
Vested Deferred Compensation	—	—	—	—	—
Total	$1,904,832	$613,737	$584,056	$722,583	$472,631
GRAND TOTAL	$11,603,542	$5,566,707	$5,504,862	$4,427,937	$3,243,172

Footnotes to Change in Control Table

(a) For each NEO, reflects the product of three times the sum of the NEO’s highest annual base pay, plus the NEO’s highest annual bonus paid or accrued, in the preceding 5 years.

(b) For each NEO, reflects the higher of the NEO’s target STIP opportunity for 2008 or the actual bonus earned in 2007 on the assumption that the actual bonus for 2008 would not have been determined had the change of control occurred December 31, 2008.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of pension service credit (but not beyond age 65) based on assumed compensation, up to three years of outplacement services, three years of annual perquisite payments based upon the amount of those payments per year for the NEO and, to the extent that the NEO would have an obligation to pay excise taxes under Section 280G of the Internal Revenue Code, the amount needed to offset the excise taxes and all taxes on the receipt of payment for the excise tax. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) For each NEO, reflects the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. The value of the unvested shares of restricted stock held by each NEO was calculated based upon the aggregate market value of such shares. We used a price of $16.97 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2008, as reported by the New York Stock Exchange.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Within 30 days of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect the cost of providing the medical, dental and vision coverage and the imputed income associated with the provision of the continuation of company provided death benefits.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled under our stock, 401(k), compensation, pension or deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2008. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	James L. Ziemer	Thomas E. Bergmann	James A. McCaslin	Gail A. Lione	Ronald M. Hutchinson
Cash Severance	$1,000,000	$535,000	$500,000	$450,000	$384,800
Other Benefits
Health and Welfare	$10,869	$16,818	$10,404	$16,818	$10,404
Death Benefits	$13,496	$1,330	$8,469	$4,991	$9,439
Total	$1,024,365	$553,148	$518,873	$471,809	$404,643

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (for reasons other than death, disability, cause or accepting other full-time employment) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the HR Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the HR Committee determines constitutes cause. As we disclose in the Change in Control Table, restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $16.97 per share to determine market value, which was the closing price of our common stock on December 31, 2008, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company*
James L. Ziemer	$822,587	$822,587	0
Thomas E. Bergmann	n/a	$245,437	0
James A. McCaslin	$230,351	$230,351	0
Gail A. Lione	$146,689	$412,541	$486,089
Ronald M. Hutchinson	$131,568	$395,537	$470,968

*	While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. Mr. Bergmann had not met the minimum qualifications for retirement of age 55 and 5 or more years of service as of December 31, 2008. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after three or five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO dies or becomes disabled while he or she is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive benefits under our disability plan or payments under our death benefits, as appropriate. Our death benefits provide that each NEO is entitled to a payment in the amount of three times the NEO’s annual base pay at the time of death.

Under our Transition Agreement, if the NEO’s employment terminates due to death during employment after the change of control but on or before the date that is 30 days following the first anniversary of the change of control, then the NEO’s estate will receive the same cash payment that applies upon a termination without cause. In addition, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change of control entitles the NEO’s estate to a cash payment, then health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death. If the NEO’s death occurs prior to termination but after the date that is 30 days following the first anniversary of the change of control, then no benefits are payable under the Transition Agreement.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Barry K. Allen	$105,000	$39,550	$—	$—	$—	$—	$144,550
Richard I. Beattie	$105,000	$39,550	$—	$—	$—	$—	$144,550
Jeffrey L. Bleustein	$125,000	$39,550	$—	$—	$—	$—	$164,550
George H. Conrades	$105,000	$39,550	$—	$—	$—	$—	$144,550
Judson C. Green	$105,000	$39,550	$—	$—	$—	$—	$144,550
Donald A. James	$100,000	$39,550	$—	$—	$—	$—	$139,550
Sara L. Levinson	$100,000	$39,550	$—	$—	$—	$—	$139,550
N. Thomas Linebarger (1)	$52,500	$39,650	$—	$—	$—	$—	$92,150
George L. Miles, Jr.	$105,000	$39,550	$—	$—	$—	$—	$144,550
James A. Norling	$110,000	$39,550	$—	$—	$—	$—	$149,550
Jochen Zeitz	$100,000	$39,550	$—	$—	$—	$—	$139,550

(1) Effective July 29, 2008, the Board voted to increase its size from eleven persons to twelve persons and to elect N. Thomas Linebarger as a new director to fill the vacancy created by this increase. In connection with Mr. Linebarger’s election to the Board, Mr. Linebarger received a portion of the current $105,000 annual retainer that he will be paid as a non-employee director and a member of the Audit Committee. In addition, Mr. Linebarger received a grant of 1,000 share units, each representing the value of one share of our stock.

(2) Directors have the option of receiving all or a portion of their fees in the form of stock. The following table shows the portion of fees received at the election of the director in the form of stock.

Richard I. Beattie	$52,500
George H. Conrades	$105,000
Judson C. Green	$105,000
Donald A. James	$100,000
Sara L. Levinson	$50,000
N. Thomas Linebarger	$26,250
Jochen Zeitz	$50,000

In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised in August 2004 and more recently in February 2008. The guidelines stipulate that all directors must hold 5,000 shares of Harley-Davidson Common Stock. Each director has until five years from the date he or she is elected a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and are payable at that time in actual shares of our stock. The compensation related to stock unit awards has been calculated pursuant to Statement of Financial Accounting Standard Number SFAS No. 123R. Under SFAS No. 123R the grant date fair value of an award is recognized over the requisite service period. For purposes of this award, there is no requisite service period and the cost of the award is recognized as expense on the date of grant. The fair value of share unit is based on the market price of a share of stock on the date of grant. Refer to Note 15 of the company’s 2008 Financial Statements as included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, for additional information related to the company’s stock awards.

(4) Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of stock on the date of grant and vested immediately. The following directors have option awards outstanding:

Options
Barry K. Allen	4,100
Richard I. Beattie	4,100
George H. Conrades	1,800
Donald A. James	4,100
Sara L. Levinson	4,100
James A. Norling	4,100

Narrative to Director Compensation Table

Directors who are not employees receive an annual retainer fee of $100,000. In fiscal 2008, Mr. Bleustein received an additional $25,000 for his service as the Chairman of the Board. For serving as the chairperson of the Audit Committee, a non-employee director receives an additional annual retainer of $10,000. For serving as the chairperson of the Human Resources or Nominating Committees, a non-employee director receives an additional annual retainer fee of $5,000. Members of the Audit Committee, other than the chairperson, receive an additional $5,000 annual retainer fee in recognition of Audit Committee service. Directors who are our employees (currently Mr. Ziemer) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, as amended, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the value of one share of our common stock. The size of that grant was 1,000 share units in 2008.

Directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash will be credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the CD&A that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the CD&A in this Proxy Statement.

2008 Human Resources Committee of the Board of Directors

Barry K. Allen

George H. Conrades, Chairperson

Sara L. Levinson

Jochen Zeitz

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials. We have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved.

We have a Code of Business Conduct that applies to all of our employees (including vice presidents and other senior management) as well as the Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct.

The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board and the Board’s committees. In addition, the Nominating Committee reviews and approves the CEO’s performance and compensation, as recommended by the Human Resources Committee.

In 2008, the Nominating Committee continued to focus a significant amount of time evaluating the manner in which Board members were elected. As a result, the Board approved amending our By-Laws to implement a form of majority voting by requiring that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than “for” his or her election must promptly tender his or her resignation to the Chairman of the Board.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material.

The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Corporate Governance Principles and Board Matters—Independence of Directors” section beginning on page 30 and the “Certain Transactions” section beginning on page 40. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2008 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen, Chairperson

Richard I. Beattie

Jeffrey L. Bleustein (as of April 2008)

George H. Conrades

Judson C. Green

Sara L. Levinson

N. Thomas Linebarger (as of September 2008)

George L. Miles, Jr.

James A. Norling

Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson’s financial reporting process, the audit process and process for monitoring compliance with laws and regulations. On July 29, 2008, N. Thomas Linebarger was elected to the Board, and on September 16, 2008, he joined the Audit Committee which is comprised of five members, three of whom (Messrs. Green, Linebarger and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

For over six years we have had in place a Financial Code of Ethics, which has been signed by the following: Harley-Davidson’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson’s Disclosure Committee.

Harley-Davidson’s internal audit function continues to perform an essential role in Harley-Davidson’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm, though the Audit Committee will seek shareholder ratification of its choice of independent auditors at Harley-Davidson’s annual meeting of shareholders. In 2008, the Audit Committee discussed the following with Harley-Davidson’s independent registered public accounting firm: (i) their independence from management and Harley-Davidson and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including Harley-Davidson’s system to monitor and manage business risk.

In December 2008, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2008.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2008.

Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2008 was audited by Ernst & Young LLP, Harley-Davidson’s independent registered public accounting firm for the 2008 fiscal year. Harley-Davidson’s audited financial statements for the 2008 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, other professional standards, and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Standards Board, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2008 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2008 fiscal year for filing with the SEC.

2008 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

N. Thomas Linebarger (as of September 2008)

George L. Miles, Jr.

James A. Norling, Chairperson

PROPOSAL 4

SHAREHOLDER PROPOSAL TO REORGANIZE BOARD OF DIRECTORS INTO ONE CLASS

The following proposal and supporting statement were submitted by William Steiner, an individual shareholder. The proposal will be voted on at the Annual Meeting if the proposing shareholder properly presents it at the meeting. If approved, the proposal is not binding on the company. Shareholders may obtain the proposing shareholder’s name, address, and number of shares of common stock held upon written request to our Secretary. As requested by Mr. Steiner, we have included the proposal verbatim as we received it (including any misspelled names for which we apologize).

Elect Each Director Annually

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Statement of William Steiner

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

The Council of Institutional Investors also recommends adoption of annual election of each director. This proposal topic also won strong support at the following companies in 2008:

Fortune Brands (FO)	74%	Nick Rossi (Sponsor)
McGraw-Hill (MHP)	70%	Nick Rossi
Eastman Chemical (EMN)	58%	Ray T. Chevedden

The merits of this Elect Each Director Annually proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified.

•      The Corporate Library (TCL) www.thecorporatelibrary.com an independent investment research firm, rated our company:

“D” in governance.

“High Governance Risk Assessment.”

“Very High Concern” in Takeover Defenses.

•	Only 14% of CEO pay was incentive based.
•	Our directors served on boards rated “D” by The Corporate Library:

George Miles                         American International Group (AIG)

George Miles                         HFF, Inc. (HF)

George Conrades                   Oracle (ORCL)

•	Four directors had a non-director relationship with our company (independence concern):

George Conrades

Jeffrey Bluestein

Donald James

Judson Green

•      George Conrades received our most withheld votes with 20% of votes withheld and Sara Levinson also had double-digit withheld votes.

•	Three directors had long-tenure of more than 15-years (independence concern):

Barry Allen (our Lead Director who should have enhanced independence)

Donald James

James Norling

•      Norman Linebarger of our audit committee was designated as an “Accelerated Vesting” director by The Corporate Library. This was due to his involvement with speeding up stock options vesting to avoid recognizing the related cost.

•	We had no shareholder right to:

To decide certain matters based a simple majority vote standard.

To elect each director annually.

To elect directors through a majority vote.

To act by written consent.

Cumulative voting.

The above concern shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Elect Each Director Annually –

Yes on 4

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

The Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board has always been committed to good corporate governance practices. Well before they became required, the company has implemented many governance practices that legislation or the NYSE now requires such as: the development of a corporate wide Code of Business Conduct and the adoption of Board committee charters and a Corporate Governance Policy. At the same time, the Board and the company’s management are committed to building long-term shareholder value through not only good corporate governance practices, but also by knowing all of the company’s stakeholders and the motorcycle business. The Board believes that declassification of the Board as this proposal contemplates is not in the best interests of the company or our shareholders because it could undermine the stability of the company and its ability to engage in long-term strategic planning, to defend against abusive takeover tactics, and to ensure director accountability to shareholders. Accordingly, the Board recommends a vote against this proposal.

Under the company’s Restated Articles of Incorporation, the Board is divided into three classes of directors of roughly equal size. At each annual meeting of shareholders, one class of directors is elected by shareholders to serve a three-year term. The company has employed this classified board structure since its initial public offering in 1986 and has a strong history of outstanding boards comprised of highly qualified individuals who consistently receive a substantial majority of votes that shareholders cast.

Companies like Harley-Davidson benefit from classified boards of directors in many ways, including the following:

•

Stability and Knowledge. A classified board ensures that an experienced director will always be on the board to provide insight into the company’s business, practices and strategies. This is particularly important for Harley-Davidson because our status as the only major American motorcycle manufacturer makes us a very unique company. In addition, directors who serve longer terms are more focused on the long-term strategic objectives of growth and profitability and are better positioned to make the critical decisions that are in the best interests of the company and its shareholders. Finally, classified boards attract and retain directors who are willing to make the long-term commitment necessary to learn about the business, industry and competitive environment.

•

Protection Against Abusive Takeover Tactics. A classified board does not prevent takeover offers, but it does give directors time to evaluate coercive offers and negotiate for maximum shareholder value. In addition, a classified board prevents a hostile bidder from undermining the negotiation process to gain control of the corporation without giving shareholders fair value for their shares.

•	Director Independence. A classified board helps ensure that directors remain independent from company management and special interest groups because directors are not subject to annual reelection.

•

Accountability to Shareholders. The mere fact that a director is up for removal every year does not guarantee improved accountability to shareholders. Directors elected to three-year terms are as accountable to shareholders as are directors elected annually because all directors have legal and ethical fiduciary duties to the company and its shareholders regardless of their term in office. Shareholders have the right to remove a director every three years if they are not satisfied with the director’s service. Further, through their attendance at our annual shareholders’ meetings and our providing contact information in our proxy statement and on our website, our directors have given shareholders the ability to communicate with them at any time.

In response to the proposing shareholder’s attempt to highlight issues with our governance and performance, we note the following:

•

While he states that only a limited percent of CEO pay was incentive based, a significant percentage of the CEO’s potential pay is incentive-based. For 2007, the CEO did not receive compensation under our annual incentive plan in light of actual company performance. As a result, a greater percentage of the actual pay that he received was not incentive-based. This is a necessary consequence of using incentive-based pay.

•

He makes statements regarding the service of three of our directors on other companies’ boards. It is inappropriate to be judgmental regarding an individual director based on a third person’s opinion of some other boards of directors on which he or she happens to serve.

•

Three of the directors that the proposing shareholder cited as having a non-director relationship with our company easily qualify as independent under NYSE standards. The company no longer has a contractual relationship with NAVTEQ, the company with which Mr. Green is affiliated. The transaction that we have with Akamai Technologies, Inc., the company with which Mr. Conrades is affiliated, involves a vendor relationship that predated Mr. Conrades’s membership on the Board. The Nominating and Corporate Governance Committee has considered this relationship under the company’s Conflict of Interest Process for Directors and Executive Officers and the Nominating and Corporate Governance Committee has waived any conflict of interest that this relationship may represent. Also, Mr. Bleustein has not been an executive officer since 2005, and NYSE standards allow a former executive officer to qualify as independent after three years.

•

Contrary to the proposing shareholder’s suggestion, our directors have rarely received significant amounts of withheld votes. In fact, in the last five years, nominees for election to the Board have received, on average, the affirmative vote of over 95% of the votes cast with respect to his or her election.

•	He failed to note that, since 2005, we have had different persons in the positions of Chairman of the Board and CEO.

The Board has carefully considered the arguments in favor of and against this shareholder proposal. The Board believes the company’s current classified Board structure best serves the interests of the company and its shareholders and accordingly recommends a vote “AGAINST” this proposal.

Vote Requirement. The affirmative vote of a majority of the votes cast on this proposal at the 2009 Annual Meeting is required for approval of this proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted “AGAINST” approval of this proposal unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2010 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 30, 2009.

A shareholder who otherwise intends to present business at the 2010 annual meeting of shareholders must comply with the requirements set forth in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2010 annual meeting that complies with the Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice that complies with the Articles of Incorporation to our Secretary not less than 60 days before the date in 2010 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 30, 2009, we must receive notice of a proposal for shareholders to consider at the 2010 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 29, 2010.

If we receive the notice after January 29, 2010, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2010 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2010 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2010 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 30, 2009

Appendix A

HARLEY-DAVIDSON, INC.

2009 INCENTIVE STOCK PLAN

1. Purposes, History and Effective Date.

(a) Purpose. The Harley-Davidson, Inc. 2009 Incentive Stock Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers and other employees and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock or receive monetary payments based on the value of such common stock on the potentially favorable terms that this Plan provides.

(b) History. Prior to the effective date of this Plan, the Company had in effect the 1995 Plan, which was originally effective May 6, 1995, and the 2004 Plan, which was originally effective April 24, 2004. The 1995 Plan terminated upon shareholder approval of the 2004 Plan on April 24, 2004, and no new awards have been granted under the 1995 Plan since such date. Upon shareholder approval of this Plan, the 2004 Plan will terminate and no new awards will be granted under the 2004 Plan, although awards granted under the 2004 Plan or the 1995 Plan and still outstanding will continue to be subject to all terms and conditions of the 2004 Plan or the 1995 Plan, as applicable, subject to Section 15(c) of this Plan.

(c) Effective Date. This Plan will become effective, and Awards may be granted under this Plan, on and after the Effective Date. This Plan will terminate as provided in Section 15.

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a)	“1995 Plan” means the Harley-Davidson, Inc. 1995 Stock Option Plan, as amended.

(b)	“2004 Plan” means the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended.

(c) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto. Notwithstanding the foregoing, for purposes of determining those individuals to whom may be granted a non-qualified Option or a Stock Appreciation Right that is intended to be exempt from Code Section 409A, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Shares, Restricted Stock, Restricted Stock Units, STIP Shares or Dividend Equivalent Units. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, except as otherwise determined by the Committee upon the grant of an Award, (i) the Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

(h) “Change of Control” means the occurrence of any one of the following events:

(i) the Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board;

(ii) any person or group (as defined in Rule 13d-5 under the Exchange Act), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s then outstanding Stock or 20% or more of the voting power of the Company’s then outstanding Stock;

(iii) the consummation of the merger or consolidation of the Company with any other corporation, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation constitute at least two-thirds of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Exchange Act) of such corporation; or

(iv) at least two-thirds of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company’s shareholders or by the Board determine that such proposed action, if taken, would constitute a change of control of the Company and such action is taken.

Notwithstanding the foregoing, with respect to an Award that is deferred compensation subject to Code Section 409A, then solely for purposes of determining the timing of payment of such Award, the term “Change of Control” as defined above shall be deemed amended to the extent necessary to satisfy the definition of “change in control event” under Code Section 409A.

(i) “Change of Control Price” means the highest Fair Market Value price per Share during the sixty (60)-day period preceding the date of a Change of Control.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k) “Committee” means the Human Resources Committee of the Board (or a successor committee with the same or similar authority).

(l) “Company” means Harley-Davidson, Inc., a Wisconsin corporation, or any successor thereto.

(m) “Continuing Director” means any individual who is either (i) a member of the Board on the Effective Date or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

(n) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(o) “Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.

(p) “Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.

(q) “Dividend Equivalent Unit” means the right to receive a payment equal to the cash dividends paid with respect to a Share.

(r) “Effective Date” means the date the Company’s shareholders approve this Plan.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(t) “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, if the Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not quoted by any such organization, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee; provided that if Fair Market Value is being determined under clause (v) for purposes of determining the Change of Control Price, the value will be determined by the Continuing Directors.

(u) “Option” means the right to purchase Shares at a specified price for a specified period of time. An incentive stock option may be granted, in accordance with Section 7, to a Participant who is an employee of the Company or a subsidiary (as defined for purposes of the incentive stock option rules).

(v) “Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.

(w) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following for such period as the Committee specifies (in all cases excluding the effects of (A) charges for reorganizing and restructuring, (B) discontinued operations, (C) asset write-downs, (D) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (E) changes in tax or accounting principles, regulations or laws, (F) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (G) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report):

(i) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:

(1) Sales or other revenues;

(2) Cost of goods sold;

(3) Gross profit;

(4) Expenses or expense or cost reductions;

(5) Income or earnings, including net income, income from operations;

(6) Income before interest and the provision for income taxes;

(7) Income before provision for income taxes;

(8) Margins;

(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;

(10) Assets or productivity of assets;

(11) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(12) Stock price;

(13) Dividend payments;

(14) Economic value added, or other measure of profitability that considers the cost of capital employed.

(15) Cash flow;

(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(17) Net increase (decrease) in cash and cash equivalents;

(18) Customer satisfaction;

(19) Market share;

(20) Product quality;

(21) New product introductions or launches;

(22) Sustainability, including energy or materials utilization;

(23) Business efficiency measures;

(24) Retail sales.

(ii)	Earnings per Share for the Company on a consolidated basis.

In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan.

(x) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(y) “Performance Units” means the right to receive a payment valued in relation to a unit the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(z) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(aa) “Plan” means this Harley-Davidson, Inc. 2009 Incentive Stock Plan, as may be amended from time to time.

(bb) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(cc) “Restricted Stock Unit” means the right to receive cash, and/or Shares with a Fair Market Value, valued in relation to a unit that has a value equal to the Fair Market Value of a Share, which right may vest upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(dd) “Retirement” means, except as otherwise determined by the Committee and set forth in an Award Agreement, termination of employment from the Company and its Affiliates (i) on or after age sixty-two (62); (ii) for reasons other than Cause, on or after age fifty-five (55) if the Participant has completed five (5) years of service with the Company and its Affiliates at the time of such termination; or (iii) with the consent of the Committee, under other circumstances; provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A. For purposes of this definition, a Participant’s years of service with the Company shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

(ee) “Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.

(ff) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(gg) “Share” means a share of Stock.

(hh) “STIP Shares” means Shares that the Company delivers in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Short Term Incentive Plan (or any successor thereto) or other incentive plans of the Company or its affiliates that the Committee designates from time to time.

(ii) “Stock” means the common stock of the Company.

(jj) “Stock Appreciation Right” or “SAR” means the right of a Participant who provides services to the Company or an Affiliate to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(kk) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Committee Administration. In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Delegation to Other Committees or CEO. To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. To the extent applicable law permits, the Board or the Committee also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

4. Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates or an individual that the Company or an Affiliate has engaged to become an officer or other employee. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year.

5. Types of Awards. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate of the Company). Awards granted under this Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 12,000,000 Shares, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan. The aggregate number of Shares reserved for issuance under this Plan under this Section 6(a) shall be depleted by the maximum number of Shares, if any, with respect to which an Award may be payable as determined at the time of grant; provided that the aggregate number of Shares reserved under this Section 6(a) shall be depleted by two Shares for each Share, if any, with respect to which a full-value Award may be payable as determined at the time of grant. For this purpose, a full-value award includes Shares, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), STIP Shares and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share. Notwithstanding the foregoing, the Company may issue only 12,000,000 Shares upon the exercise of incentive stock options. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b) Replenishment of Shares Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or the payment of other compensation under the Award (whether due currently or on a deferred basis) in respect of the maximum number of Shares, if any, with respect to which the Award was payable as determined at the time of grant, or if Shares are forfeited under an Award, or if Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then to that extent Shares shall be recredited to this Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan. Notwithstanding the foregoing, in no event shall the following Shares be recredited to this Plan’s reserve: Shares tendered or withheld in payment of the exercise price of an outstanding Option or as a result of the net settlement of an outstanding Stock Appreciation Right; Shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.

(c) Addition of Shares from Predecessor Plans. In addition to the Shares reserved for issuance under Section 6(a), the number of Shares which were reserved for issuance under the 2004 Plan but which are not subject to any outstanding awards under such plan as of the Effective Date shall be available for issuance under Awards granted under this Plan. Further, after the Effective Date, if any Shares subject to or underlying awards granted under the 1995 Plan or the 2004 Plan would again become available for new grants under the terms of such plan if such plan were still in effect, then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under the first sentence of Section 6(a). Any such Shares will not be available for future awards under the terms of the 1995 Plan or the 2004 Plan after the Effective Date.

(d) Participant Limitations. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i) receiving in any calendar year Options for, and/or Stock Appreciation Rights with respect to, more than 800,000 Shares (reduced, in the initial calendar year in which this Plan is effective, by the number of options granted to a Participant under the 2004 Plan in such year, if any);

(ii) receiving in any calendar year Awards of Shares, Restricted Stock and/or Restricted Stock Units relating to more than 400,000 Shares; or

(iii) receiving in any calendar year Awards of Performance Shares and/or Awards of Performance Units relating to more than 400,000 Shares.

In all cases, determinations under this Section 6(d) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined on the date of grant) of the Shares with respect to which all “incentive stock options” (within the meaning of Code Section 422) are first exercisable by the Participant during any calendar year (under this Plan and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares subject to the Option.

(d) The exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that (i) no incentive stock option shall be granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless the exercise price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and (ii) the exercise price may vary during the term of the Option if the Committee determines that there should be adjustments to the exercise price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the exercise price be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant).

(e) The terms and conditions of exercise, which may include a requirement that exercise of the Option is conditioned upon achievement of one or more Performance Goals; provided that, unless the Committee provides otherwise in an Award Agreement or in rules and regulations relating to this Plan, an Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company (or its designee) and provision (in a manner acceptable to the Committee) for payment of the full exercise price of the Shares being purchased pursuant to the Option and any withholding taxes due thereon.

(f) The termination date, except that each Option must terminate no later than ten (10) years after the date of grant, and each incentive stock option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than five (5) years after the date of grant.

(g) The exercise period following a Participant’s termination of employment, provided that:

(i) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates other than by reason of Retirement, Disability, or death, (A) the portion of the Option that is not vested shall terminate on the date of such cessation of employment and (B) the Participant shall have a period ending on the earlier of the Option’s termination date or 90 days from the date of cessation of employment to exercise the vested portion of the Option to the extent not previously exercised. At the end of such period, the Option shall terminate.

(ii) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates by reason of Retirement or Disability, the Option shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of: the Option’s termination date; the death of the Participant, or such later date not more than one year after the death of the Participant as the Committee, in its discretion, may provide; the third anniversary of the date of the cessation of the Participant’s employment, if employment ceased by reason of Retirement; or the first anniversary of the date of the cessation of the Participant’s employment by reason of Disability. At the end of such period, the Option shall terminate.

(iii) In the event of the death of the Participant while employed by the Company or any of its Affiliates, the Option may be exercised at any time prior to the earlier of the Option’s termination date or the first anniversary of the date of the Participant’s death to the extent that the Participant was entitled to exercise such Option on the Participant’s date of death. In the event of the death of the Participant while entitled to exercise an Option pursuant to Section 7(g)(ii), the Committee, in its discretion, may permit such Option to be exercised prior to the Option’s termination date during a period of up to one year from the death of the Participant, as determined by the Committee to the extent that the Option was exercisable at the time of cessation of the Participant’s employment.

Extension of the Option exercise period beyond 90 days from the date of cessation of employment shall result in conversion of an incentive stock option to a non-qualified stock option to the extent required under the Code

Any Participant who disposes of Shares acquired upon the exercise of an incentive stock option either (1) within two years after the date of the grant of such Option or (2) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

(a) Whether the SAR is granted independently of an Option or relates to an Option; provided that if an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares to which the SAR relates.

(d) The grant price, provided that (i) the grant price shall never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) the grant price may vary during the term of the SAR if the Committee determines that there should be adjustments to the grant price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the grant price be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant).

(e) The terms and conditions of exercise or maturity.

(f) The term, provided that an SAR must terminate no later than 10 years after the date of grant.

(g) The exercise period following a Participant’s termination of employment.

(h) Whether the SAR will be settled in cash, Shares or a combination thereof.

9. Performance Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Performance Shares or Performance Units, including but not limited to:

(a) The number of Shares and/or units to which such Award relates.

(b) One or more Performance Goals that must be achieved during such period as the Committee specifies in order for the Participant to realize the benefit of such Award. With respect to an Award that is intended to constitute performance-based compensation with respect to a Participant who is subject to the requirements of Code Section 162(m), once the Performance Goals have been established with respect to an Award, the Committee shall have no discretion to increase the amount of compensation payable under the Award, although the Committee may decrease the amount of compensation that a Participant may earn under such an Award.

(c) Whether all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement.

(d) With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.

10. Restricted Stock, Restricted Stock Unit and Share Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Restricted Stock, Restricted Stock Units or Shares, including but not limited to:

(a) The number of Shares and/or units to which such Award relates.

(b) The period of time, if any, over which, with respect to Restricted Stock or Restricted Stock Units, the risk of forfeiture or restrictions imposed on the Award will lapse, or over which the Award will vest, and whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period, if any, as the Committee specifies; provided that, subject to the provisions of Section 10(c), if an Award requires the achievement of Performance Goals, then the period to which such Performance Goals relate must be at least one year in length, and if an Award of Restricted Stock or Restricted Stock Units is not subject to Performance Goals, then such Award must have a restriction period of at least one year.

(c) Whether, with respect to Restricted Stock and Restricted Stock Units, all or any portion of the period of forfeiture or restrictions imposed on the Award will lapse, or whether the vesting of the Award will be accelerated, upon a Participant’s death, Disability or Retirement.

(d) With respect to Restricted Stock Units, whether to settle such Awards in cash, Shares, or a combination of cash and Shares.

(e) With respect to Restricted Stock, the manner of registration of certificates for such Shares, and whether to hold such Shares in escrow pending lapse of the period of forfeiture or restrictions or to issue such Shares with an appropriate legend referring to such restrictions.

(f) Whether dividends paid with respect to the Shares subject to or underlying an Award of Restricted Stock or Restricted Stock Units will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate.

11. STIP Shares. Subject to the terms and conditions of this Plan, the Committee may elect to have the Company deliver STIP Shares in payment or partial payment of awards under the Harley-Davidson, Inc. Employee Short Term Incentive Plan (or any successor thereto) or other incentive plans of the Company or its Affiliates that the Committee designates from time to time.

12. Dividend Equivalent Units. Subject to the terms and conditions of this Plan, the Committee will determine all terms and conditions of each Award of Dividend Equivalent Units, including but not limited to whether such Award will be granted in tandem with another Award, and the form, timing and conditions of payment. However, any Dividend Equivalent Units granted in connection with any “stock right” within the meaning of Code Section 409A shall be set forth in a written arrangement that is separate from such Award, and to the extent such Dividend Equivalent Units are considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A. In addition, Dividend Equivalent Units may not be granted in tandem with Awards providing Options or SARs.

13. Amendment of Minimum Vesting and Performance Periods. Notwithstanding any provision of this Plan that requires a minimum vesting and/or performance period for an Award, the Committee, at the time an Award is granted or any later date, may subject an Award to a shorter vesting and/or performance period to take into account a Participant’s hire or promotion, or may accelerate the vesting or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, Disability or Retirement provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A.

14. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer an Award, provided that STIP Shares and other Shares that a Participant receives upon final payment of an Award shall be transferable unless the Committee designates otherwise at the time of the Award.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board or the Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the earlier of (i) the date that is 10 years from the Effective Date and (ii) the date when all Shares reserved for issuance have been issued.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(d) (except as permitted by Section 17); or (B) an amendment to the provisions of Section 15(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 17), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 17(a) or for the modification or amendment of an Award: (i) to the extent the modification or amendment is deemed necessary by the Committee to comply with any applicable law (including Code Section 409A) or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the modification or amendment is deemed necessary by the Committee to preserve favorable accounting treatment of any Award for the Company; or (iii) to the extent the Committee determines that such modification or amendment does not materially and adversely affect the value of an Award or that such modification or amendment is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. In addition, except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award granted to a Participant under the 1995 Plan or the 2004 Plan, or waive any restrictions or conditions applicable to any such Award, to include Award terms consistent with the permitted terms of Awards granted under this Plan. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 15 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 17, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16. Taxes.

(a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares delivered or deliverable under this Plan, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant shall satisfy the federal, state and local withholding tax obligations arising in connection with an Award in a manner acceptable to the Committee. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

(b) No Guarantee of Tax Treatment. Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; or (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 17, 2000, between the Company and ComputerShare Investor Services, LLC, as successor rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Shares at the time the dividend is declared or any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under Section 17(c), the Committee shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)) and which may after the event be made the subject of Awards under this Plan, (B) the number and type of Shares subject to or underlying outstanding Awards, (C) the grant, purchase, or exercise price with respect to any Award, and (D) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (1) such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 17(c) and (2) from and after the Change of Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section 17(a). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to or underlying any Award payable or denominated in Shares must always be a whole number. Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Without limitation, subject to Participants’ rights under Section 17(c), in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, if the Company shall subdivide the Shares or the Company shall declare a dividend payable in Shares, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 17(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Shares or dividend in Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of Awards upon such terms and conditions as it may deem appropriate.

(c) Change of Control. Unless the Committee provides a result less favorable to holders of Awards at the time the affected Awards are made (as reflected in an Award Agreement), and except to the extent the Committee provides a result more favorable to holders of Awards (either in an Award Agreement or at the time of a Change of Control), in the event of a Change of Control and with respect to each Award the holder of which is employed by the Company or an Affiliate on the date of the Change of Control:

(i) each holder of an Option or SAR shall have the right at any time thereafter to exercise the Option or SAR in full whether or not the Option or SAR was theretofore exercisable;

(ii) Restricted Stock and Restricted Stock Units (that are not subject to Performance Goals and) that are not then vested shall vest, and any period of forfeiture or restrictions to which Restricted Stock and Restricted Stock Units are subject shall lapse, upon the date of the Change of Control;

(iii) each holder of a Performance Share and/or Performance Unit (and/or any Restricted Stock and Restricted Stock Units that are subject to Performance Goals) for which the performance period has not expired shall become vested in an amount equal to the product of the value of the Performance Share and/or Performance Unit and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(iv) all Dividend Equivalent Units that were awarded in connection with another Award shall vest.

For purposes of this Section 17(c), the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit the value of which is equal to the Fair Market Value of one or more Shares shall be based on, the Change of Control Price.

The rules of this Section 17(c) shall not prevent the Committee, in connection with a Change of Control transaction, from exercising the authority provided to the Committee under the last sentence of Section 17(a) to substitute, for each vested (taking into account the vesting rules of this Section 17(c)) and previously unexercised or undistributed Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect to each Share pursuant to the transaction.

Unless any agreement between the Participant and the Company provides for a payment by the Company to the Participant to cover the excise taxes due by the Participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

18. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;

(iii) the payment of the purchase price of Options (A) by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of (A), (B) and/or (C);

(iv) except in connection with the grant of Awards providing Options or SARs, for which Awards this subsection is not applicable, provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to or underlying the Award (but only after the Shares subject to or underlying the Award are earned, vested or acquired), which payments may be either made currently or credited to a nonqualified deferred compensation account for the Participant that complies with the applicable requirements of Code Section 409A, provides for the deferral of payment of such amounts to a specified employee or until a specified event described in Code Section 409A(a)(2), and may be settled in cash or Shares, as the Committee determines;

(v) restrictions on resale or other disposition of Shares, including imposition of a retention period;

(vi) compliance with federal or state securities laws and stock exchange requirements; and

(vii) provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award under other circumstances.

(b) Employment. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Corporation and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any of its Affiliates, or a consultant to the Company or any of its Affiliates shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iii) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon a “separation from service” within the meaning of Code Section 409A.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. Notwithstanding any provision of this Plan or any document pertaining to Awards granted hereunder to the contrary, this Plan shall be so construed, interpreted and administered to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, such Award Agreement or such Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2009.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/hog • Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:
		For	Withhold		For	Withhold
01 - Martha F. Brooks		☐	☐	02 - Donald A. James	☐	☐

		For	Withhold		For	Withhold
04 - James A. Norling		☐	☐	05 - James L. Ziemer	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan.	☐	☐	☐	3.	Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.	☐	☐	☐

Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain
4.	Shareholder Proposal to Reorganize the Board of Directors into One Class.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Corporation over the Internet.

SEE REVERSE FOR DETAILS.

I Consent ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 25, 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 11, 2009 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 25, 2009 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed nominees (Proposal 1); (ii) approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan (Proposal 2); and (iii) the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (as auditors) (Proposal 3). The Board of Directors recommends a vote AGAINST the Shareholder Proposal to reorganize the Board of Directors into one class (Proposal 4).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents. To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‘

A Company Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

01 - Martha F. Brooks 03-James A. Norling

1. Election of Directors: For Withhold For Withhold

02 - Donald A. James 04 - James L. Ziemer

For Against Abstain

For Against Abstain

2. Approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan.

3. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.

Shareholder Proposal - The Board of Directors recommends a vote AGAINST Proposal 4.

For Against Abstain

4. Shareholder Proposal to Reorganize the Board of Directors into One Class.

B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.

1	U PX 0 2 12 17 2

<STOCK#> 010PXC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 25, 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 11, 2009 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 25, 2009 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed nominees (Proposal 1); (ii) approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan (Proposal 2); and (iii) the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (as auditors) (Proposal 3). The Board of Directors recommends a vote AGAINST the Shareholder Proposal to reorganize the Board of Directors into one class (Proposal 4).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors. TO VOTE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents. To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF ANNUAL REPORT

AND PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

OF HARLEY-DAVIDSON, INC. TO BE HELD AT 10:30 A.M., CENTRAL TIME, ON APRIL 25, 2009

AND VOTING INSTRUCTIONS

Dear Shareholder:

Last year, on your Harley-Davidson, Inc. proxy card, you consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2009 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2008 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2009 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To access the Proxy Statement and Annual Report, please follow the directions below:

•	To access the Proxy Statement → Please visit www.h-d.com/proxy.

•

To access the Annual Report → Please visit www.harley-davidson.com. Choose the “United States” link. You will see several tabs near the top of the Harley-Davidson USA web page. Click the “Company” tab. The Annual Report can be accessed from the “Company” page by clicking on the 2008 Annual Report link found in the middle of the page.

There are three ways to vote your Shares:

1. To vote your Shares over the Internet, please visit: www.investorvote.com/hog and then follow the voting instructions. You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

2. You may vote by telephone using the number (800) 652-VOTE (8683) (within the United States or Canada). You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

3. You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone or Internet). Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 25, 2009.

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations by: (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.